Exhibit 10.1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

EXECUTION VERSION

COMMERCIAL AND MANUFACTURING LICENSE AGREEMENT

This COMMERCIAL AND MANUFACTURING LICENSE AGREEMENT (“Agreement”) is executed as of this 29th day of June, 2016 (“Execution Date”), by and between Dresser-Rand Company, a New York general partnership (“D-R”), and Ener-Core Power, Inc., a Delaware corporation (“E-C”) (each a “Party” and, together, the “Parties”).

WHEREAS, D-R is in the business of building gas turbines;

WHEREAS, E-C is in the business of building power oxidizers, which would be complementary to D-R Gas Turbines;

WHEREAS, the Parties have entered into a Commercial License Agreement, dated November 14, 2014 (the “CLA”), pursuant to which the Parties have been working on the Initial System Project (as defined in the CLA), which included (i) E-C developing a power oxidizer with certain controls for the D-R KG2-3GEF gas turbine, and (ii) D-R developing the D-R KG2-3GEF gas turbine with certain controls, all specific to a product configured as a single integrated unit consisting of a combination of the power oxidizer with the D-R KG2-3GEF gas turbine;

WHEREAS, the Parties are now in a position to commence a Full-Scale Acceptance Test or “FSAT” of a Combined System (as defined below) unit in accordance with the terms of the CLA;

WHEREAS, upon a Completed Test (as defined below), the Parties desire to terminate the CLA and, notwithstanding the Execution Date hereof, allow the terms of this Agreement to apply retroactively to the Effective Date (defined below), in accordance with the terms and conditions hereof, to govern the manufacturing and commercialization of a Combined System unit;

WHEREAS, furthermore, upon a Completed Test, the Parties intend to amend and restate this Agreement to reflect the termination of the CLA and the inapplicability of its terms and conditions to this Agreement; and

WHEREAS, if a Completed Test is not achieved, the Parties acknowledge and agree that this Agreement will be null and void, and have no force or effect, and that the terms of the CLA will continue to exist and govern the Parties’ relationship with respect to the subject matter thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in this Section.

“Affiliate” shall mean, with respect to any Person, any other person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purpose of this Agreement the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise. A person or entity shall be deemed an Affiliate of another person or entity only during such time as such control exists.

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“Combined System” shall have the meaning given to that term in the applicable Annex A. The initial Annex A to this Agreement will be labeled, “Annex A-1,” and any subsequent Annex A the Parties mutually agree to will be labeled sequentially Annex A-2, A-3, etc. For the avoidance of doubt, each Annex A to this Agreement will define the Specifications for the applicable Combined System thereunder only, and the Specifications contained in another annex for a Combined System therein will not apply with respect to any other Annex A.

“Completed Test” shall have meaning given to that term in the CLA.

“Customer” means the Person who purchases, or contracts for the purchase of, a Combined System from D-R.

“D-R Background Intellectual Property” shall mean (a) all Inventions, Intellectual Property, and all other proprietary rights owned or controlled (with the right to (sub)license as contemplated herein) by D-R as of the Execution Date, and (b) all Improvements of the Inventions and Intellectual Property described in (a), above, and associated intellectual property rights owned or controlled (with the right to (sub)license as contemplated herein) by D-R after the Execution Date and during the Term.

“D-R Gas Turbine” means the gas turbine as further described in the applicable Annex A attached hereto. The initial Annex A to this Agreement will be labeled, “Annex A-1,” and any subsequent Annex A the Parties mutually agree to will be labeled sequentially Annex A-2, A-3, etc. For the avoidance of doubt, each Annex A to this Agreement will define the Specifications for the applicable D-R Gas Turbine thereunder only, and the Specifications contained in another annex for a D-R Gas Turbine therein will not apply with respect to any other Annex A.

“D-R Hardware” shall mean the D-R Gas Turbine products, components and spare parts, integrated controls, and packaging, all designed for the Combined System.

“D-R Products” shall mean D-R Hardware and on-site commissioning and technical support that D-R has agreed to provide or deliver to a Customer or End-User pursuant to the terms of this Agreement, but excluding any E-C Products.

“E-C Background Intellectual Property” shall mean (a) all Inventions, Intellectual Property, and all other proprietary rights owned or controlled (with the right to (sub)license as contemplated herein) by E-C as of the Execution Date and (b) all Improvements of the Inventions, Intellectual Property described in (a), above, and associated intellectual property rights owned or controlled (with the right to (sub)license as contemplated herein) by E-C after the Execution Date and during the Term.

“E-C Hardware” shall mean E-C’s Power Oxidizer products, components, spare parts, and controls, all designed for the Combined System.

“E-C Indemnifiable Claim” means any claim, action, allegation or Damages sustained by any D-R Indemnitee in connection with D-R exercising its rights with respect to the Licensed IP and determined, pursuant to [***] except in all cases to the extent due to E-C’s compliance with specifications required by D-R.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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“E-C Products” shall mean E-C Hardware and on-site commissioning and technical support, training of D-R field support personnel, Engineering Support Services, Marketing Support Services, and all other services that E-C has agreed to provide or deliver to D-R pursuant to the terms of this Agreement.

“Effective Date” means November 14, 2014.

“End-User” means the Person for whose benefit the Combined System was purchased or installed, if that Person is not the Customer.

“Fundamental Process” means a process (including sensors, instrumentation, controls and heat exchangers) designed for the primary purpose of achieving heat release from any fuel whereby such fuel is gradually oxidized in a high-temperature vessel maintained at such high temperature.

“Fundamental Process Technology Developments” shall mean any Inventions relating to the Fundamental Process conceived, invented, discovered, developed or created during the Term of this Agreement (i) solely by one or more employees, contractors or agents of D-R or an Affiliate of D-R, or (ii) jointly by employees, contractors or agents of D-R or an Affiliate on the one hand and by one or more employees, contractors or agents of E-C or an Affiliate of E-C on the other hand, in each case based upon or resulting from the use of E-C Background Intellectual Property disclosed to D-R as E-C Confidential Information (as defined in Section 13.1) or licensed to D-R pursuant to Section 3.7 of this Agreement.

“Gas Turbine Technology Developments” shall mean any Inventions relating to gas turbines conceived, invented, discovered, developed or created during the Term of this Agreement (i) solely by employees or agents of E-C or an Affiliate of E-C, or (ii) jointly by one or more employees, contractors or agents of E-C or an Affiliate of E-C on the one hand and one or more employees, contractors or agents of D-R or an Affiliate of D-R on the other hand, in each case based upon or resulting from the use of D-R Background Intellectual Property disclosed to E-C as D-R Confidential Information (as defined in Section 13.1) or licensed to E-C pursuant to Section 3.7 of this Agreement.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Initial Manufacturing Phase” or “IMP” means the period during which D-R manufactures its first three Power Oxidizer units as part of no less than two individual Combined System projects.

“Improvements” means any and all improvements, derivative works, additions, modifications, enhancements, changes, updates and upgrades, whether or not patentable.

“Intellectual Property” shall mean all right, title and interest of a Party or the Parties in intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) Patents; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (“Trademarks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary Confidential Information; (v) Inventions; and (vi) contracts granting any right relating to or under the foregoing.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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“Invention” shall mean all tangible or intangible ideas, know-how, knowledge, concepts, analyses, evaluations, developments, designs, Improvements, formulae, software, processes, inventions, discoveries, methods, compositions, techniques, designs or manufacturing specifications, and procedures, whether or not patentable.

“Joint Inventions” shall mean all Inventions conceived, reduced to practice, invented, discovered, developed, created or authored during the Term of this Agreement, jointly by some combination of an employee, contractor or agent of E-C or an Affiliate of E-C on the one hand, and an employee, contractor or agent of D-R or an Affiliate of D-R on the other hand, and all rights in any of the foregoing; provided, however, that Joint Inventions shall not include Fundamental Process Technology Developments or Gas Turbine Technology Developments.

“Licensed IP” means all designs, drawings, documents, specifications and other Intellectual Property owned by or licensed to E-C that are necessary for D-R to manufacture, commercialize, market and sell the E-C Products as part of the Combined System. The Licensed IP includes, without limitation, E-C Background Intellectual Property, Fundamental Process Technology Developments and Joint Inventions.

“Patent” shall mean any United States or foreign patent application, provisional patent application, and any patent issuing there from anywhere in the world (including by way of example and not limitation, patents of importation, patents of confirmation, patents of improvement, patents and certificates of addition and utility model patents, together with any extension, registration, confirmation, reissue, continuation, division, continuations-in-part, reexamination or other post-issuance certificate, certificate of invention and application for certificate of invention, revalidation, renewal, substitution, supplementary protection certificate, or any addition or term restoration thereof, utility models, and industrial designs. The term “Patent” does not include copyrights or trademarks.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Power Oxidizer” means a pressurized packed bed reactor vessel, including interfaces with a D-R Gas Turbine, implementing the Fundamental Process, as further described in the applicable Annex A attached hereto. The initial Annex A to this Agreement will be labeled, “Annex A-1,” and any subsequent Annex A the Parties mutually agree to will be labeled sequentially Annex A-2, A-3, etc. For the avoidance of doubt, each Annex A to this Agreement will define the Specifications for the applicable Power Oxidizer thereunder only, and the Specifications contained in another annex for a Power Oxidizer therein will not apply with respect to any other Annex A.

“Rated Power” means the nominal electric power rating of a Combined System, further defined as the electric power output of a Combined System measured on such Combined System’s generator contacts connected to a resistive-only load (power factor of unity) as measured at ISO conditions according to generally accepted power generation industry measurement standards.

“Sales Price” means the price for sales of the Combined System to Customers as established by D-R in a fair and transparent manner.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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“Specifications” means, as the context requires, the performance specifications for the Power Oxidizer, D-R Gas Turbine, or any Combined System, all as set forth on the applicable Annex A or the performance guarantees set forth for the Combined System in any Customer purchase order. The initial Annex A to this Agreement will be labeled “Annex A-1,” and any subsequent Annex A the Parties mutually agree to will be labeled sequentially Annex A-2, A-3, etc.

“Transition Phase” means an optional period as mutually elected by both Parties that occurs before IMP but after the Execution Date, during which E-C manufactures a certain number of Power Oxidizers as part of a certain number of Combined System projects, all as mutually agreed by the Parties.

“Work Product” shall mean any drawing, designs, specifications, results or output of investigations, including, without limitation, any designs, models, drawings, prints, samples, transparencies, specifications, reports, documents, spreadsheets, manuscripts, working notes, documentation, manuals, photographs, negatives, tapes, discs, software or any other similar items, or any modifications thereto, which are prepared by a Party under this Agreement.

2.	PARTIES’ OBLIGATIONS.

2.1	E-C Specific Obligations. E-C hereby agrees to do the following:

2.1.1	Within thirty (30) days following the Execution Date, E-C shall provide D-R with copies of all Patents that cover or claim the manufacture, use, offer for sale, sale or import of E-C Products as part of a Combined System.

2.1.2	Provide Marketing Support Services as further described in Section 6.1.

2.1.3	Provide Engineering Support Services as further described in Section 7.2.

2.1.4	Obtain and maintain the Backstop Security in accordance with Section 7.1.3.

2.1.5	During the Transition Phase only, develop the spare parts list pertaining to the E-C scope of supply to allow D-R to offer service agreements for the Combined System.

2.2	D-R Specific Obligations. D-R agrees to do the following:

2.2.1	Develop the controls strategy for the D-R Gas Turbine control system and integrate it with the Power Oxidizer control system.

2.2.2	With support from E-C as expressly provided herein, manufacture and commercialize the Combined System following the Transition Phase.

2.2.3	With support from E-C as expressly provided herein, develop and prioritize sales opportunities for the Combined System.

2.2.4	Assume the sales lead role with respect to each Customer. D-R may, at its sole discretion, allow qualified E-C distributors to support D-R’s commercial lead throughout the sales cycles for particular Customers. All such E-C distributors will be obligated to maintain strict adherence to D-R business policies, including D-R’s Code of Business Conduct attached hereto as Annex D.

2.2.5	Take commercial lead in developing sales to Customers.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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2.3	Third-Party Contractors. In the event that either Party employs the services of third-party contractors for performance of any task(s) assigned to that Party, that Party shall, before such third party or third-party personnel are provided any information regarding the Combined System or any components or portions thereof: (i) notify the other Party of the third party’s involvement; and (ii) require that such third party and all third-party personnel involved in performance of the task(s) execute non-disclosure agreements containing confidentiality obligations at least as restrictive as those contained herein and invention disclosure and assignment agreements consistent with the obligations of the Parties hereunder.

2.4	Joint Oversight Team. The Parties will establish a Joint Oversight Team as listed in Annex C; and through the Joint Oversight Team, cooperate in biennial joint review processes for both manufacturing and commercialization of the Combined System, and share lessons learned from the Power Oxidizer and Fundamental Process technology applications outside of the License range.

3.	GRANT OF LICENSES

3.1	Grant to D-R of License. Subject to the terms and conditions of this Agreement, E-C hereby grants D-R a worldwide license under the Licensed IP for D-R to: (i) make, have made, sell, offer for sale and import E-C Products, and (ii) market and commercialize the E-C Products, in both cases as part of the Combined System with Rated Power that is greater than 1MWe and less than 4 MWe (the “License”). For the sake of clarity, D-R shall not have the right to commercialize or sell Power Oxidizers in non-turbine applications, or to commercialize or sell Power Oxidizers as part of Combined Systems in per Combined System-unit power range outside of 1 to 4 MWe and any breach by D-R of this express limitation on the grant of rights set forth herein shall constitute grounds for immediate termination of the this Agreement on notice to D-R without the right to cure. For avoidance of doubt, and subject to the remainder of this Section 3.1, the License includes the right to sell multiple Combined Systems to a Customer, resulting in Customer projects being rated in excess of 4MWe. The License shall initially be an exclusive license (the “Exclusive License”) and, for the avoidance of doubt, such exclusive license is exclusive of all others, including E-C.

3.2	Sales Thresholds; True-Up Payments. The License will remain an Exclusive License for so long as D-R sells a minimum of [***] units of the Combined System in each calendar year after the Execution Date (the “Sales Threshold”); provided, that the first calendar year will begin on the Execution Date and will terminate at the end of the next full calendar year (e.g., if the Execution Date of this Agreement is June 1, 2016, the first calendar year for purposes of calculating the Sales Threshold will end on December 31, 2017). [***] (the “Sales Threshold Waiver”).

3.2.1	If the Sales Threshold is not met in any calendar year and is not waived pursuant to the Sales Threshold Waiver described in Section 3.2, D-R will have the right, exercisable by delivery of written notice to E-C prior to the end of the applicable calendar year, to maintain exclusivity for the License by paying E-C a true-up payment equal to[***] (the “True-Up Payment”). Notwithstanding anything in this paragraph to the contrary, in no event will D-R be permitted to maintain the Exclusive License by making a True-Up Payment for more than two consecutive calendar year periods.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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3.2.2	If D-R does not meet the Sales Threshold, does not qualify for the Sales Threshold Waiver, and does not elect to pay the True-Up Payment, then the License will convert to a nonexclusive license. In addition, D-R will provide E-C with notice by August 31 of each calendar year of either of the following events: (i) D-R plans to make sales of the Combined System before the end of the then-current calendar year such that it would meet the applicable Sales Threshold; or (ii) if D-R does not expect to meet the Sales Threshold for that particular year, a notice that D-R will either pay or not pay the True-Up Payment for that particular calendar year. Failure by D-R to provide such notice shall constitute a material breach of this Agreement.

3.3	Fundamental Process Technology Developments. Subject to the terms and conditions of this Agreement, D-R hereby irrevocably assigns to E-C all rights in and to any Fundamental Process Technology Developments developed during the Term of this Agreement.

3.4	Gas Turbine Technology Developments. Subject to the terms and conditions of this Agreement, E-C hereby irrevocably assigns to D-R all rights in and to any Gas Turbine Technology Developments developed during the Term of this Agreement.

3.5	Joint Inventions. The Parties agree that D-R and E-C shall jointly own any Joint Inventions developed during the Term of this Agreement. Each Party shall have unrestricted rights to use such Joint Inventions during the Term of this Agreement and perpetually thereafter, without accounting to the other Party.

3.6	Sublicense Rights. Other than as expressly provided herein, the licenses granted under Section 3 include the right to grant sublicenses to Affiliates and other contractors solely for the purpose of exercising the rights granted pursuant to such license. In other words, such sublicense rights do not include the general right to sublicense to third parties, but permit sublicenses in order for D-R to effectuate the commercialization, manufacture and sale of Combined Systems.

3.7	Background Intellectual Property. E-C shall have the right to use D-R Background Intellectual Property and D-R shall have the right to use E-C Background Intellectual Property, in each case, only as is necessary to perform such Party’s obligations and exercise such Party’s rights under this Agreement.

3.8	Negative Pledge. E-C shall not, during the Term, without the prior written consent of D-R, which consent shall not be unreasonably withheld, delayed or conditioned, allow the creation of any encumbrance, lien or pledge of the E-C Intellectual Property which would, upon the enforcement or execution of such encumbrance, lien or pledge by the beneficial holder result in any modification to, revocation of, impairment of, or other adverse effect on D-R’s right to exercise its rights with respect to the Exclusive License.

3.9	Cooperation. Each Party shall take all reasonable actions necessary to evidence, protect, or convey the ownership rights set forth in this Section 3, including but not limited to the acquisition of assignments of any and all Intellectual Property rights from any contractors, subcontractors, employees or any other entity providing services to one or both Parties that results in the development of Intellectual Property rights to be conveyed hereunder. All conveyances shall be free and clear of any claims, liens, security interests or other encumbrances or interests by the transferring Party and any third parties claiming through such Party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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3.10	Bespoke Improvements. D-R shall have the right, at any time during Term while the Exclusive License remains in effect, to request that E-C undertake design and development work on modifications to the Combined Systems developed under this Agreement (each, a “Bespoke Development”). Within thirty (30) days following the receipt of any such request E-C shall respond to D-R indicating the terms and conditions, if any, on which it is willing to undertake such Bespoke Development including, without limitation, modifications to terms and conditions of this Agreement on which such work would be conditioned and which may include, without limitation, compensation to E-C in the form of cash payment or increased license fees with respect to the Combined Systems which result from or are the subject of such Bespoke Development. The obligation of E-C to undertake a Bespoke Development shall be conditioned upon execution of mutually agreed-upon documentation, which may include, without limitation, memorialization of the respective positions of the Parties as to the economic value of such Bespoke Development.

4.	LICENSE FEES; TAXES

4.1	License Fees. As consideration for the License, upon a sale by D-R of a Combined System unit(s) to a Customer (i.e., upon D-R’s written acceptance of a purchase order with a Customer for a single or multiple Combined System unit(s)), D-R will pay E-C a license fee equal to a percentage of the Sales Price of Combined Systems purchased by Customers in accordance with the following schedule (the “License Fee”): [***].

4.2	Payment Terms. D-R will pay the License Fees with respect to a particular sale of the Combined System in accordance with the following schedule: (i) 50% of the License Fee for the sale of a Combined System will be due 30 days from D-R’s written acceptance of the purchase order from Customer for the single or multiple Combined System unit(s)) and (ii) the remaining 50% will be due 12 months thereafter, or upon full collection by D-R of payment from the applicable Customer, whichever occurs first. Upon E-C request, D-R will provide E-C with an itemized purchase order for the sales of Combined Systems hereunder to Customers.

4.3	Taxes.

4.3.1	“Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, consumption, use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Body, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

4.3.2	As between the Parties, D-R shall be responsible for the collection, remittance and payment of any or all Taxes of any kind imposed by any governmental authority in respect of the purchase, importation, sale, lease or other distribution of the Combined System.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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4.3.3	As between the Parties, D-R shall be responsible for obtaining any necessary import licenses or permits necessary for the entry of the Combined System into each country, or its delivery to D-R, and D-R shall be responsible for any and all customs duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the exportation, importation and delivery of Combined System to or by D-R.

4.3.4	The Parties agree to cooperate and produce on a timely basis any Tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to payments made by the other Party under this Agreement.

4.3.5	Any payments made by a Party pursuant to this Agreement shall not be reduced on account of any Taxes unless required by applicable law. E-C shall be responsible for paying any and all Taxes (other than withholding taxes required to be paid by D-R under applicable law) levied on account of, or measured in whole or in part by reference to, any payments it receives hereunder. D-R shall deduct or withhold from any such payments to E-C any Taxes that D-R is required to deduct or withhold under applicable law. Notwithstanding the foregoing, if E-C is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, applicable withholding Tax, it may deliver to D-R or the appropriate governmental authority (with the assistance of D-R to the extent that such assistance is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve D-R of its obligation to withhold Tax, and D-R shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that D-R has received evidence, in a form reasonably satisfactory to D-R, of E-C’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 10 days prior to the time that the payments are due. If, in accordance with the foregoing, D-R withholds any amount, it shall (i) timely remit to E-C the balance of such payment; (ii) timely remit the full amount withheld to the proper governmental authority; and (iii) send to E-C written proof of remittance of the full amount withheld within 30 days following remittance.

5.	OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY

5.1	Ownership. For the avoidance of doubt, all Intellectual Property rights that are owned by a Party as of the Execution Date shall remain the sole property of that Party, subject to the licenses expressly set forth in this Agreement, and no other rights are granted hereunder by implication, by estoppel, or otherwise.

5.2	Protection of Joint Inventions. The Parties will mutually agree on the adoption and implementation of measures and procedures to safeguard the value of the Joint Inventions. The Parties may issue instructions to guide the handling of the Joint Inventions constituting trade secrets. In any event, each Party will be obligated to treat the Joint Inventions in accordance with the same degree of care such Party uses to protect its own trade secrets, but in no event less than a reasonable degree of care.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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5.3	Prosecution and Maintenance. Each Party shall have the sole right to file, prosecute, maintain, register, or otherwise secure protection for all Intellectual Property solely owned by such Party, in its discretion and at its sole cost and expense using agents, attorneys and others selected by such Party.

5.4	Notice of Abandonment and Cooperation. In the event E-C decides to abandon any of the Patents included in the Licensed IP, whether by express abandonment or through inaction, then E-C shall provide written notice to D-R prior to such abandonment, which notice will include the details of the particular Patent and the prospective abandonment date thereof (“Abandonment Date”); (ii) if requested by D-R, E-C will permit D-R to maintain such Patent such that it does not go abandoned; and (iii) E-C shall provide such notice of the prospective abandonment at least 10 days in advance of the Abandonment Date.

5.5	Enforcement.

5.5.1	Except as otherwise provided herein, each Party shall have the sole right to enforce or otherwise prevent violations of all Intellectual Property solely owned by or exclusively licensed to such Party, in its discretion and at its sole cost and expense using agents, attorneys and others selected by such Party. If either Party believes that any E-C Patent included in the Fundamental Process is being infringed or is being misused by a third party, such Party will promptly notify the other Party of such infringement or misuse. If, within sixty (60) days from the date such notice is received, the Parties agree that action is warranted, the Parties will cooperate in the filing and maintenance of a claim, demand, investigation, suit or other proceeding (an “Action”), as appropriate, regarding such infringement or misuse. Each of the Parties will bear its own internal costs and expenses in connection with the filing and prosecution of such Action, and out-of-pocket fees and expenses will be borne equally by the Parties. With respect to any monetary damages, profits, awards and royalties (“Recovery”) obtained by the Parties in connection with such Action, such Recovery will be allocated to the Parties as follows: firstly, out-of-pocket fees and expenses will be reimbursed to each Party, and then secondly, E-C will receive the remainder of the Recovery.

5.5.2	If either Party declines to participate in, or the Parties are unable to agree on, the filing of an Action within the sixty (60) day period set forth in Section 5.5.1, then the other Party (the “Participating Party”) may proceed in its sole discretion and at its sole expense to file and prosecute such Action for infringement or misuse in its own name or, if required by law, jointly with the other Party and in such event the Participating Party is hereby authorized to take action in the name of the other Party as well; provided however, that if the Participating Party takes action in the name of the other Party, the Participating Party will indemnify and hold the other Party harmless from and against any and all monetary damages, fines, fees, penalties, obligations, deficiencies, losses and out-of-pocket expenses that the other Party incurs or is subject to directly as a result of such Action. The Participating Party will receive for its sole benefit any damages, profits, awards and royalties recoverable for such infringement or misuse as the result of such Action.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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5.5.3	If both Parties initially agree to jointly bring any Action, either Party may elect at any time to settle or withdraw for any reason from the proceedings related to such Action; provided, however, the settling Party will not as part of any settlement grant a license in the E-C Patent that renders the Action moot without the consent of the other Party. Going forward, the continuing Party will bear all of the fees and expenses incurred for such Action and may proceed in its sole discretion to prosecute, settle (including, but not limited to, licenses granted in connection therewith) or discontinue prosecution of such Action. Any damages, profits, awards and royalties recovered or to be recovered for such Action will be apportioned between the Parties in direct proportion to the ratio of each Party’s out-of-pocket fees and expenses compared to the total out-of-pocket fees and expenses of both Parties and taking into account any benefits recovered by the non-continuing Party as the result of any settlement.

6.	SALES AND MARKETING

6.1	Sales and Marketing Support. For so long as the Exclusive License remains in effect E-C will, at no additional cost to D-R, provide ongoing sales and marketing support services (“Marketing Support Services”) in the following amounts: (i) up to 1,000 hours over a duration of 24 months beginning on the Execution Date (provided, that in no event will such Marketing Support Services exceed 160 hours in any given 30 day period); and (ii) up to 300 hours on an annual basis thereafter, with such obligations pro-rated in the event that the Exclusive License becomes non-exclusive mid-year. The nature and scope of the Marketing Support Services provided by E-C will be as mutually agreed by the Parties, and may include: (a) attendance by E-C at quarterly sales and marketing planning meetings; (b) attendance by E-C at D-R’s (or Siemens’) booth during key industry conferences; (c) participation by E-C in the drafting and reviewing of sales brochures, presentations and supporting materials; (d) E-C’s development and refinement of specific value propositions (and sales tools) for each target industry; (e) training of regional sales teams, specific to pollution abatement and calculating financial payback of customer-specific projects (taking all costs and benefits into account, including monetization of NOx reductions, avoided costs of pollution abatement, monetization of GHG reductions, etc.); (f) developing “teaming agreements” with prospective project partners (providers of industry-specific engineering services, dryers, boilers, rotary concentrators, etc.) that improve the value proposition; (g) writing and publishing white papers specific to the Combined System; (h) providing information to the D-R sales force about available grants that could benefit the projects; and (i) providing support in completing the grant applications.

6.2	Customer Referrals. Each Party shall endeavor to notify the other Party of any sales leads it becomes aware of for the Combined System. In the event that a Party encounters an opportunity to refer a potential customer to the other Party (regardless of whether such opportunity involves a Combined System), such recommendation shall be given. Neither Party will be obligated to actively pursue and develop business for the other Party. The obligations in this paragraph will only apply for so long as the License remains an Exclusive License.

6.3	Publicity. E-C will not release any promotional materials concerning this Agreement or the collaboration between the Parties unless and until D-R has provided written approval of such materials. D-R will use commercially reasonable efforts to include E-C’s name and logo and otherwise promote the E-C brand and Power Oxidizers in brochures, press releases, white papers and trade booth materials, all in a manner mutually agreed by the Parties. D-R will use commercially reasonable efforts to accommodate reasonable requests by E-C to include the E-C logo on Power Oxidizers within Combined Systems. E-C hereby grants D-R a worldwide, nonexclusive, and royalty-free license under E-C’s Trademarks in order for D-R to comply with the requirements of this paragraph. The preceding license will be sub-licensable only as provided in Section 3.6, above. It is understood that both D-R and E-C retain all rights in their individual Trademarks. The use of any joint letterhead or other material with joint logos affixed to any Work Product will not affect the Intellectual Property ownership as described in this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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7.	TRANSITION PHASE; INITIAL MANUFACTURING PHASE

7.1	Transition Phase Obligations.

7.1.1	If a Transition Phase is agreed to by the Parties, during the Transition Phase D-R will purchase from E-C, and E-C will sell to D-R, E-C Products for inclusion in Combined System. Unless otherwise agreed in writing between D-R and E-C, D-R 195 Terms of Purchase shall be used as the guide for preferred terms and conditions on all purchase orders between D-R and E-C for the supply of E-C Products. D-R shall issue a request for quote (“Quote”) to E-C for each Combined System opportunity that D-R intends to quote to the Customer. Based on the Quote received, D-R may issue purchase orders (“D-R Purchase Orders”) detailing the quantity and delivery specifications for E-C Products with a lead-time to be negotiated between the Parties or set forth in a contractual commitment with a Customer, but otherwise complying the D-R Purchase Order for which E-C has issued an official order acknowledgement. Unless otherwise provided herein, within five (5) business days of receipt of a D-R Purchase Order, E-C will issue a written acknowledgment (electronically or by facsimile) to D-R; provided, however, that if E-C has good-faith questions concerning the details of the D-R Purchase Order, the acknowledgment will be sent within three (3) business days after such questions have been resolved. If E-C does not notify D-R with questions regarding the D-R Purchase Order or does not acknowledge the D-R Purchase Order, E-C will be considered to have accepted the D-R Purchase Order. All D-R proposals to purchase E-C Products shall be subject to change at any time prior to D-R’s acceptance of a Customer purchase order that includes such E-C Products and shall expire at the end of the validity period stipulated in such proposal. If no such period is stipulated in a proposal, then the proposal shall expire sixty (60) days from the date of issuance.

7.1.2	During the Transition Phase, E-C shall keep accurate records of the costs incurred, including standard overhead charges applied, in delivering E-C Products for each Combined System produced and sold under this Agreement, in such amounts as are reflected on its financial statements.

7.1.3	During the Transition Phase, E-C will maintain and provide to D-R by the 30th day of each month therein, a reconciliation of E-C’s actual and forecasted (i) quarterly cash inflows and expenditures, and (ii) balance sheet account balances, with explanations as necessary to explain variances in actual or forecasted values (the “E-C Company Budget”). E-C will participate in monthly reviews of the E-C Company Budget with D-R.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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7.2	Engineering Support Services. During the Transitional Phase, if any, and Initial Manufacturing Phase (but only if at such time the Exclusive License remains exclusive), E-C will provide up to 4000 man-hours of engineering support services in scope mutually agreed by the Parties (“Engineering Support Services”), of which a minimum of 2000 man-hours will be applied to an IMP project. During the Initial Manufacturing Phase, as part of the Engineering Support Services, E-C will provide D-R (i) with all trade secrets, designs, drawings, graphs, reports, analyses, specifications, processes, techniques, formulae, systems, methods, technical data, information, tools, inventions (whether or not patentable or reduced to practice), works of authorship and other similar materials, and other writings embodying the Licensed IP (the foregoing in a documented or electronic form, “Know-How”), and (ii) all other non-documented Know-How, in each case, as is necessary for D-R to exercise the rights granted with respect to the Licensed IP. After the conclusion of the Initial Manufacturing Phase, E-C will, for so long as the Exclusive License remains exclusive, continue providing up to five hundred (500 man-hours of Engineering Support Services in scope mutually agreed by the Parties on an annual basis at no additional cost to D-R, with such obligations pro-rated in the event that the Exclusive License becomes non-exclusive mid-year. Regardless of whether the Exclusive License is in effect, additional Engineering Support Services may be mutually agreed by the Parties at a rate of $150 per man-hour, which will be upwardly adjusted on an annual basis beginning on the first anniversary of the Execution Date at a rate of two percent (2%) per calendar year. Such Engineering Support Services may include engineering and field warranty support for the E-C Products included in each Combined System on the terms stipulated in D-R’s contract with the Customer purchasing the Combined System and in D-R’s corresponding purchase contract with E-C.

8.	TERM AND TERMINATION

8.1	Effectiveness This Section 8.1 shall be effective and binding on the Parties as of the Execution Date. Notwithstanding the execution of this Agreement, the remainder of this Agreement shall not become binding or effective until a Completed Test has occurred and one Party has deliver notice thereof to the other Party. If a Completed Test has not occurred on or before December 31, 2016, this Section 8.1 shall expire and this Agreement shall be of no further force and effect.

8.2	Term. Upon the occurrence of a Completed Test prior to December 31, 2016, and notice thereof by either Party to the other, the CLA will automatically terminate, and this Agreement shall be deemed to have become effective as of the Effective Date. Unless otherwise terminated as provided herein, the term of this Agreement (the “Term”) shall expire on the 10th anniversary of the Execution Date. Upon written request by D-R no more than 180 days and no fewer than 90 days prior to the date on which this Agreement would otherwise expire, the Parties shall in good faith meet to discuss mutually agreed upon terms and conditions on which the Term would be extended; provided, however, that the Parties shall be under no obligation to extend the Term beyond the tenth anniversary of the Execution Date.

8.3	Termination for Default. Except in circumstances specifically described in Sections 3.1, 8.4 and 8.5, which shall control in those events, if either Party defaults in the performance of any of its material obligations under this Agreement and does not substantially cure such default, or commence a cure, within 30 days after being given written notice specifying the default, the non-defaulting Party may, by giving written notice to the defaulting Party, terminate this Agreement as of a date specified in such notice of termination, such date to be no earlier than the date of written notice of the default.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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8.4	Termination by D-R. D-R will have the right to immediately terminate this Agreement upon delivery of written termination notice to E-C in the event that:

8.4.1	In accordance with the provisions of Section 16.1;

8.4.2	In accordance with the provisions of Section 16.17; or

8.4.3	If at any time during the Transition Phase E-C, directly or through one or more contract manufacturers, licensees or successors in interest ceases development and manufacturing of Power Oxidizers for use in the Combined Systems.

8.5	Termination by E-C. E-C will have the right to immediately terminate this Agreement upon delivery of written termination notice to D-R in the event that

8.5.1	In accordance with the provisions of Section 16.1;

8.5.2	In accordance with the provisions of Section 16.17; or

8.5.3	D-R, directly or through one or more contract manufacturers, licensees or successors in interest, ceases development and manufacturing of D-R Gas Turbines for use in the Combined Systems.

8.6	Effect of Termination; Survival. Following termination of this Agreement, E-C will fulfill and D-R will make payments in accordance with all D-R Purchase Orders that were accepted prior to the non-terminating Party’s receipt of written notice of termination. Notwithstanding the termination of this Agreement, those provisions that, by their nature, are intended to survive termination shall so survive termination, including without limitation, the following sections: 1, 3.9, 5.1 through 5.3, 8.1, 8.6, 9 through 13, 15, and 16.

9.	INDEMNIFICATION

9.1	Indemnification by D-R. D-R agrees to, at its own expense, protect, defend, hold harmless and indemnify E-C, its successors and assigns and their respective directors, officers, employees, agents, contractors, customers and Affiliates (collectively, the “E-C Indemnitees”) from and against any and all claims, proceedings and lawsuits brought by third parties for any and all losses, damages, liabilities, penalties, fines, forfeitures, attorneys’ fees, costs, and expenses of any kind and nature whatsoever (“Damages”), alleging that any of the D-R Products infringe or misappropriate any Intellectual Property of others; provided that (i) E-C promptly notifies D-R in writing of any such claim and (ii) D-R is given the opportunity to settle or defend such claim or make changes to the accused D-R Products for the purpose of avoiding infringement.

9.2	Indemnification by E-C. E-C agrees to, at its own expense, protect, defend, hold harmless and indemnify D-R Indemnitees (defined below) from and against any and all claims, proceedings and lawsuits brought by third parties for Damages alleging that any of the E-C Products infringe or misappropriate any Intellectual Property of others; provided that (i) D-R promptly notifies E-C in writing of any such claim and (ii) E-C is given the opportunity to settle or defend such claim or make changes to the accused E-C Products for the purpose of avoiding infringement. Notwithstanding the foregoing, E-C shall have no obligation with respect to allegations arising out of any modification of any E-C Products by D-R that is not authorized by E-C or this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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9.3	Remedies. If an injunction, decree or judgment is entered providing that either Party may not use any of the E-C Products or D-R Products or any component or portion of a completed version of the Combined System (collectively, “Enjoined Technology”) in the manner contemplated by this Agreement without violating the Intellectual Property rights of a third party, the Party responsible for the development or design of the Enjoined Technology shall, at its sole option and expense, either [***].

9.4	Indemnification Exclusive. The foregoing indemnification provisions are the sole and exclusive remedy for any third-party claim of Intellectual Property infringement, misappropriation or violation.

9.5	Indemnification for Acts or Omissions. Each Party agrees to, at its own expense, protect, defend, hold harmless and indemnify the other Party, its successors and assigns, and its respective directors, officers, employees, agents, contractors, customers and Affiliates, from and against any and all claims, proceedings and lawsuits brought by third parties for Damages against the Party for injury to persons (including libel, slander or death) or loss or damage to tangible or intangible property to the extent it results from any grossly negligent, willful or fraudulent act or omission of the Party under this Agreement.

9.6	Additional E-C Obligations. With respect to E-C Indemnifiable Claims, E-C agrees, at its own expense, to protect, defend, hold harmless and indemnify D-R, its successors and assigns and their respective directors, officers, employees, agents, contractors, customers and Affiliates (collectively, the “D-R Indemnitees”) from and against any and all claims, proceedings and lawsuits brought by third parties for any and all Damages of any kind and nature whatsoever, including but not limited to (a) any performance or delivery liquidated damages or other damages which are incurred by the Customer or the End User, (b) any incremental costs incurred by D-R during the Transition Phase to develop and implement an alternative combustion system with appropriate emissions control technology (“Plan B”) to replace such E-C Products, and (c) any power shortfall claims for the period until either (i) such E-C Products can be corrected to comply with the Specifications or (ii) Plan B can be implemented to replace such E-C Products (collectively, “Costs”) arising out of (x) E-C’s failure to timely supply E-C Products or (y) E-C Products’ failure to meet the Specifications, which in either (x) or (y) results in a material breach by D-R of its obligations to the Customer under the sales contract, except to the extent that any such Costs result from (p) the gross negligence or intentional misconduct of a D-R Indemnitee or Customer, or (q) a material breach by D-R of its obligations hereunder or material breach by a Customer of its obligations thereunder.

9.7	Conduct of Personnel. Each Party covenants that it has used and will use reasonable efforts to obligate those employees, agents or contractors of such Party involved in activities pursuant to this Agreement, to assign Inventions to the respective Party, consistent with the obligations of such Party hereunder with respect to Inventions. Personnel of a Party visiting the premises of the other Party shall observe and act in accordance with any and all work, security, health and safety standards as may be formulated by the host Party in accordance with and subject to statutory or other governmental administrative requirements. Each Party shall be responsible for its employees and contractors when they are visiting the premises of the other Party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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10.	THIRD PARTY CLAIMS

10.1	Notice of Third Party Claims. If a Party (“Indemnified Party”) receives notice of the assertion by a third party of any claim, or of the commencement by a third party (including, without limitation, a customer of D-R with respect to a Combined System) of any action, which the Indemnified Party believes is or may be subject to a claim for indemnification against the other Party under Section 9, (an “Indemnifiable Claim”), then the Indemnified Party shall, within 30 days of receipt of such notice, notify the other Party (“Indemnifying Party”) in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the Indemnifying Party is not obligated to indemnify and defend the Indemnified Party with respect to an Indemnifiable Claim (or portions of an Indemnifiable Claim) if the Indemnified Party fails to promptly send the Claim Notice to the Indemnifying Party and fails to provide reasonable cooperation and information to defend or settle the Indemnifiable Claim, if, and only to the extent that, the failure to provide such Claim Notice materially prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Indemnifiable Claim.

10.2	Right to Defend. The Indemnifying Party shall have the right, at its option, to defend or settle, at its own expense and with its own counsel, the Indemnifiable Claim. The Indemnified Party will have the right, at its option, to participate in the defense of the Indemnifiable Claim, with its own counsel and at its own expense, but the Indemnifying Party will have the right to control the defense or settlement; provided, however, that the Indemnifying Party will not enter into any settlement that imposes any liability or obligation, or acknowledges any culpability on the part of, the Indemnified Party without the Indemnified Party’s prior written consent. The Parties will cooperate in the defense of each Indemnifiable Claim, which shall include, where practicable, entering into a common interest or joint defense agreement to preserve confidentiality and privilege, joint retention of experts necessarily or useful for the evaluation or defense of the Indemnifiable Claim and the exchange, subject to appropriate obligations of confidentiality, the opinions of any such experts. The Parties may also, individually or jointly, conduct a root cause analysis or other independent third party analysis of the claim to assess, inter alia, whether and to what extent such claim constitutes an E-C Indemnifiable Claim.

10.3	Other Rights of Indemnified Party. If the Indemnifying Party (i) fails to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within thirty (30) days after receipt by both Parties of the results of the root cause analysis or other independent third party analysis of such claim, or (ii) fails to proceed in good faith with the prompt resolution of the Indemnifiable Claim, the Indemnified Party, with prior written notice to the Indemnifying Party and without waiving any rights to indemnification, may defend or settle the Indemnifiable Claim without the prior written consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall have the right to participate in the defense of the Indemnifiable Claim (in an observational role only, subject to separate obligations of confidentiality mutually agreed between the Parties, without the ability or authority to control the defense, settlement or resolution of the Indemnifiable Claim) with its own counsel and at its own expense. The Indemnifying Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending or settling the Indemnifiable Claim; provided, however, that with respect to out-of-pocket expenses (e.g., attorneys’ and expert fees) incurred by the Indemnified Party in connection with such Indemnifiable Claim, the Indemnifying Party’s obligation to reimburse the Indemnified Party for such expenses will be limited to those that are reasonable.

10.4	Resolution of Indemnification Obligations. Nothing in this Article 10 shall preclude a Party from referring the question of whether such Party has any indemnification obligation hereunder with respect to the facts referred to in the Claim Notice to dispute resolution pursuant to Section 16.15.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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11.	LIMITATION OF LIABILITY

11.1	Backstop Security. For all E-C Products manufactured, supplied or otherwise provided by E-C, including but not limited to any ongoing warranty obligations and other Damages with respect thereto for which E-C is responsible under this Agreement (e.g., amounts arising under indemnification obligations with respect to the foregoing in accordance with this Agreement), during the period beginning on the Execution Date and continuing until the later of the expiration of the warranty period for (i) Combined Systems sold to customers as of the Execution Date, or (ii) the most recent project contracted under the Transition Phase, E-C shall provide a backstop security to D-R in a form substantively consistent with Annex E and approved by D-R (the “Backstop Security”), which approval shall not be unreasonably withheld or delayed. The Backstop Security may be provided by E-C via an amendment to the current backstop security in place, or a new letter of credit executed by a new financial institution. The Backstop Security shall serve as partial collateral and will, as to each Combined System, be in an amount [***]; provided, however, that in no event will the Backstop Security be operative for less than [***]. The Backstop Security operative amount shall be adjusted at the end of each calendar quarter for new and expiring projects for the purpose of the calculation and to reflect expiry of warranty period for projects subject to the Backstop Security obligation. In no event will the Backstop Security limit E-C’s Damages under or in connection with this Agreement, or otherwise alter or impact the interpretation of Section 11.

11.2	DISCLAIMER ON CERTAIN DAMAGES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, EVEN IF SUCH PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE FROM DAMAGES ARISING UNDER THIS AGREEMENT.

11.3	LIMITATION OF LIABILITY. EXCEPT FOR AMOUNTS ARISING UNDER EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, BUT SUBJECT TO SECTION 11.4, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY WITH RESPECT TO ANY CLAIMS UNDER THIS AGREEMENT OR REGARDING THE EQUIPMENT, SERVICES, WORK, SPARE OR REPLACEMENT PARTS AND SERVICES INCIDENTAL THERETO AS FURNISHED HEREUNDER, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, SHALL NOT EXCEED [***].

11.4	LIMITATION WITH RESPECT TO CUSTOMER AGREEMENTS. NOTWITHSTANDING SECTION 11.3, SOLELY WITH RESPECT TO ANY CLAIMS, ALLEGATIONS, ACTIONS OR OTHER PROCEEDINGS BETWEEN D-R AND A D-R CUSTOMER, OR E-C AND A D-R CUSTOMER, RESULTING FROM THE USE OF A COMBINED SYSTEM SOLD TO SUCH CUSTOMER (A “CUSTOMER CLAIM”), THE SALE OF WHICH IS GOVERNED BY THE TERMS AND CONDITIONS BETWEEN D-R AND SUCH CUSTOMER (THE “CUSTOMER AGREEMENT”), [***].

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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12.	WARRANTIES ON PRODUCTS SOLD; TERMS OF CONTRACTS

12.1	E-C Warranties. D-R shall be prime on Customer contracts as far as the overall warranty and other commercial conditions to the Customer are concerned and the sole project and service provider and interface with the Customer. E-C shall be responsible for warranty and service for all E-C Products manufactured or otherwise provided by E-C prior to or during the Transition Phase.

12.2	D-R Warranties. D-R shall be responsible for warranty, service, and after-sales technical assistance for all portions of Combined Systems that comprise D-R Products.

12.3	Terms. The work performed by E-C under this Agreement shall be governed by D-R195 Terms and Conditions for Purchase with regard to D-R’s purchases from E-C, a form of which is attached hereto as Annex B. Further, E-C will assume all warranty responsibilities and liabilities associated with E-C Products manufactured by E-C per contract between D-R and the Customer and in D-R’s corresponding purchase contract with E-C. Warranties shall be as set forth in D-R 195 Terms and Conditions for Purchase, unless otherwise agreed by D-R and E-C on individual commercial transactions.

13.	CONFIDENTIAL INFORMATION

13.1	Confidential Information. Neither D-R nor E-C has any intention pursuant to this Agreement of developing Intellectual Property that falls within each other’s core space, and each will endeavor to limit disclosures of Confidential Information strictly to that which is necessary to achieve the purpose of this Agreement. Subject to Section 13.2, “Confidential Information” means confidential business information, including research and development, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals, all proprietary, non-public information that has commercial value or other utility in a Party’s business, or the unauthorized disclosure of which could be detrimental to the Party’s interests, including the terms and conditions of this Agreement (but not its mere existence) and any other information exchanged between the Parties pursuant hereto, if any, provided by one Party (a “Disclosing Party”) to the other Party (a “Receiving Party”) in any form, and all copies thereof made, in whole or in part, by the Receiving Party in any form. Each Party shall be deemed a Receiving Party to the terms and conditions of this Agreement. Notwithstanding the foregoing, (a) to the extent to which any Fundamental Process Technology Developments are first disclosed by a representative of D-R or its Affiliate to a representative of E-C or its Affiliate, such things are the Confidential Information of E-C and (b) to the extent to which any Gas Turbine Technology Developments are first disclosed by a representative of E-C or its Affiliate to a representative of D-R or its Affiliate, such things are the Confidential Information of D-R and clauses (i) and (ii) of Section 13.2 shall not apply to Fundamental Process Technology Developments and Gas Turbine Technology Developments.

13.2	Not Confidential Information. Confidential Information shall not include, and the duties and obligations of this Section 13 shall not apply to, information for which the receiving Party can demonstrate through documentary evidence: (i) was known to the Receiving Party at the time of disclosure in its fully consolidated form as disclosed under this Agreement and without any obligation of confidentiality; (ii) can be shown by corroborated records to have been independently developed by the Receiving Party without breach of this Agreement or reference to or use of the Confidential Information disclosed by the Disclosing Party; (iii) is or becomes part of the public domain through no wrongful act of the Receiving Party, its Affiliates or their respective representatives; (iv) is rightfully received from a third party without restriction on disclosure; or (v) is approved for release upon prior written consent of the Disclosing Party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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13.3	Restrictions on Use and Disclosure. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose other than to exercise the rights conveyed to it and to perform its obligations under this Agreement. The Receiving Party also shall not disclose the Confidential Information of the Disclosing Party to any third party, except to its Affiliates and their and the Receiving Party’s respective employees, contractors and consultants. The Receiving Party and such third parties to whom disclosure is permitted shall only disclose such Confidential Information to their employees, contractors, and consultants who have a need to know such information to exercise the rights conveyed or to perform the obligations under this Agreement and who have first agreed to restrictions regarding use and disclosure at least as protective of the Disclosing Party as those set forth in this Agreement. The Receiving Party shall, and shall cause all others to whom it discloses the Confidential Information of the Disclosing Party, to take reasonable security measures and use reasonable care to preserve and protect the secrecy of the Disclosing Party’s Confidential Information. E-C may not use the existence of this Agreement or the content of this Agreement in efforts to solicit, negotiate or reach an agreement with an original equipment manufacturer that could be deemed a competitor of D-R.

13.4	Certain Permitted Disclosures. Notwithstanding Section 13.3, a Receiving Party may disclose the Confidential Information of the other Party to the limited extent that such disclosure (i) is inherent in products sold or otherwise disposed of by the Party or its Affiliates in accordance with this Agreement and subject to reasonable commercial terms regarding preservation of confidentiality of that material, (ii) to parties assisting such Party in evaluating the potential market for products to be developed under this Agreement, subject to reasonable commercial terms regarding preservation of confidentiality of that material or (iii) is otherwise strictly necessary in connection with the exercise of any of the rights licensed to it under this Agreement.

13.5	Further Permitted Disclosures. Notwithstanding Section 13.3, either Party may disclose the Confidential Information of the other Party: (i) to Governmental Bodies in order to respond to inquiries, requests or investigations relating to this Agreement, provided, however, that such Party shall provide the Disclosing Party notice of its intent to disclose that information so that the Disclosing Party may seek protective orders and the like; (ii) in connection with prosecuting or defending litigation as permitted by this Agreement, provided, however, that such Party shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Party would use for its own similar types of confidential information; (iii) in connection with the resolution of disputes under this Agreement, provided, however, that such Party shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Party would use for its own similar types of confidential information; (iv) in connection with filings required by security and tax regulations and the rules and regulations of any securities exchanges upon which a Party’s or its Affiliate’s securities are traded, provided, however, that such Party shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Party would use for its own similar types of confidential information; (v) to a Party’s actual and potential lenders, private investors, bankers, accountants, and lawyers who are subject to an obligation of confidentiality prohibiting further disclosure of the information; and (vi) to a Party’s actual and bona fide potential assignees or transferees permitted in accordance with Section 16.12 subject to an obligation of confidentiality prohibiting further disclosure of the information.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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13.6	Survival. The obligations of this Section 13 will survive any termination or expiration of this Agreement for, with respect to all Confidential Information, at least five (5) years, and for trade secrets within the Confidential Information, as long as such trade secrets remain a trade secret under applicable law.

13.7	Return/Destruction of Information. Upon request after termination of this Agreement by a Party for return of the Confidential Information of such Party, the other Party shall, within sixty (60) business days of the request, use commercially reasonable efforts to either return or destroy all written or tangible material containing or reflecting Confidential Information of the requesting Party (whether prepared by the requesting Party or otherwise), without retaining any copies, summaries, analyses, or abstracts thereof, except that each Party’s independent outside counsel may retain one copy for attorneys’ eyes only. An authorized individual of the Receiving Party shall confirm in writing Receiving Party’s compliance with this Section within sixty (60) business days after the other Party’s request for the return or destruction of Confidential Information.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Authority. Each Party represents and warrants that the individuals signing this Agreement have full authority to execute this Agreement for, and on behalf of, and to bind the Parties, and that, when signed, this Agreement will be binding and enforceable according to its terms.

14.2	No Conflicts. Each Party represents and warrants that neither it, nor any of its Affiliates, will enter into any other agreement or understanding in conflict with the provisions contained in this Agreement.

14.3	Financial Status. E-C represents and warrants that it has sufficient financial resources to fully and timely perform its obligations to develop and manufacture E-C Products for the Combined System under the terms of this Agreement.

14.4	Right and Title.

14.4.1	E-C represents and warrants to D-R that: (i) E-C has the right to grant the license in the E-C Intellectual Property upon the terms and conditions set forth in this Agreement; (ii) E-C has not granted and will not grant any licenses or rights under the E-C Intellectual Property that would conflict with the licenses and rights granted to D-R hereunder; (iii) there are no liens, pledges, deed of trusts, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any equity holder, conveyances, mortgages, assignments, encumbrances, or other obligations affecting the E-C Intellectual Property; and (iv) E-C’s disclosure or transfer of possession of any Confidential Information to D-R will not infringe any copyright or misappropriate any trade secrets of any third party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

20

14.4.2	D-R represents and warrants to E-C that: (i) D-R has the right to grant the license in the Intellectual Property of D-R and its Affiliates upon the terms and conditions set forth in this Agreement; (ii) D-R has not granted and will not grant any licenses or rights under the Intellectual Property of D-R and its Affiliates that would conflict with the licenses and rights granted to E-C hereunder; (iii) there are no liens, pledges, deed of trusts, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any equity holder, conveyances, mortgages, assignments, encumbrances, or other obligations that would prevent or impair the full and complete exercise of the terms of this Agreement; and (iv) D-R’s disclosure or transfer of possession of any copies of any Confidential Information to E-C will not infringe any copyright or misappropriate any trade secrets of any third party.

14.5	Noninfringement. Each Party represents and warrants to the other that, as of the Execution Date, it has not received any notice that any of the E-C Intellectual Property or the use thereof, misappropriates, infringes, constitutes an unauthorized use of, or dilutes any Intellectual Property rights (including any copyrights, patents, trade secrets or trademarks) of any third party.

14.6	DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTIONS 9, 11.1 AND 14.1 THROUGH 14.5, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY INTELLECTUAL PROPERTY OR ANY OTHER SUBJECT MATTER UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTIONS 9.6, 11.1, AND 14.1 THROUGH 14.5, EACH PARTY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

15.	INDEPENDENT CONTRACTOR

15.1	Status. The Parties are and shall remain independent contractors with respect to all performances rendered pursuant to this Agreement. Further, neither Party nor any employee or agent of either Party shall be considered an employee, agent or representative of the other Party for any purpose. Neither Party, nor its employees, shall have any authority to act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose, nor shall it or they hold itself or themselves out as having such authority. Each Party shall be responsible for its actions and the actions of its personnel in rendering performance pursuant to this Agreement, and shall be solely responsible for supervising, providing daily direction and control, paying the salaries (including withholding of income taxes and social security), worker’s compensation, disability benefits and the like of its personnel.

15.2	No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between D-R and E-C. The Parties agree that they will not by their conduct form such a joint venture or partnership and that they will not be deemed to be partners or joint venturers unless they agree in writing that they are such. Neither Party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other. Neither Party shall have power to control the activities and operations of the other and their status is, and at all times shall continue to be, that of independent contractors. Neither Party shall have any power or authority to bind or commit the other.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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16.	MISCELLANEOUS

16.1	Force Majeure. Either Party shall be excused from delays in performing or from its failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such Party; provided that, in order to be excused from delay or failure to perform, such Party must act diligently to remedy the cause of such delay or failure. Notwithstanding the foregoing, if either Party’s performance is delayed by more than ninety (90) calendar days for any reason, the other Party shall have the right to terminate this Agreement without any further liability to the non-performing Party, except for fulfillment of obligations previously incurred under this Agreement (e.g., outstanding purchase orders, shipments and payment of invoices).

16.2	Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the term “include” or “includes” means “includes, without limitation,” and “including” means “including, without limitation”; (c) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; and (d) references to money or $ refer to legal currency of the United States of America.

16.3	Specific Performance. Each Party acknowledges and agrees that a breach of Section 5.2 and Section 13 of this Agreement would cause irreparable damage to the other Party and that the non-breaching Party will not have an adequate remedy at law. Therefore, the obligations of E-C and D-R under this Agreement in Sections 5.2 and Section 13 shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

16.4	Multiple Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute one single Agreement between the Parties.

16.5	Section and Annex Headings. The section and subsection headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The annexures referred to herein and attached hereto, or to be attached hereto, are incorporated herein to the same extent as if set forth in full herein.

16.6	Required Approvals. Where agreement, approval, acceptance, or consent by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed, conditioned or withheld.

16.7	No Waiver. No delay or omission by either Party hereto to exercise any right or power arising upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity, or otherwise.

16.8	Governing Law. This Agreement and the License shall be construed as to both validity and performance and enforced in accordance with the laws of the State of New York, without giving reference to its principles of conflicts of law.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

22

16.9	Entire Agreement; Amendment. This Agreement and the Annexures attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and specifically supersede all previous agreements, oral or written, regarding the subject matter hereof. No amendment, waiver, or discharge hereof shall be valid unless it is executed by the Party against whom such amendment, waiver, or discharge is sought to be enforced.

16.10	Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16.11	Notices. Any notices to be given hereunder by either Party to the other shall be in writing on paper and be delivered either by personal delivery (including delivery by Federal Express or similar reputable overnight courier) or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Parties at the addresses appearing in this Section of this Agreement, but each Party may change such address by written notice in accordance with this paragraph. Notices delivered personally, including via overnight courier, shall be deemed communicated as of actual receipt. Notices forwarded via the United States mail shall be deemed communicated as of five (5) days after mailing.

If to E-C, to:

ENER-CORE POWER, INC.
9400 Toledo Way
Irvine, CA 92618
Attn:	Alain Castro, Chief Executive Officer

Boris Maslov, President and Chief Technology Officer

with a copy, which shall not constitute notice, to:

McDermott Will & Emery LLP
4 Park Plaza, Suite 1700
Irvine, CA 92614
Attention: Andrew Mickelsen

If to D-R, to:

DRESSER-RAND COMPANY
Paul Clark Drive
Olean, New York 14760
Attention: David J. Grenell, Assistant General Counsel

with a copy, which shall not constitute notice, to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention: Bill Nelson

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

23

16.12	Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided herein, neither Party shall assign or delegate this Agreement in whole or in part, or any of the licenses, rights, covenants, or duties under this Agreement, by agreement, merger, reorganization, sale of assets, operation of law or otherwise, including in connection with the insolvency or bankruptcy of the Party, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may (i) assign or otherwise transfer this Agreement in its entirety to (a) an acquirer of all or substantially all of the assets of a Party’s business to which this Agreement relates or (b) the surviving entity in any merger, consolidation, equity exchange, reorganization or other change of control transaction involving such Party.

16.13	Bankruptcy. The Parties acknowledge and agree that the E-C Intellectual Property is “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code (the “Code”), as the same may be amended from time to time, that has been licensed hereunder in a contemporaneous exchange for value. E-C acknowledges that if E-C, as a debtor in possession or a trustee in bankruptcy in a case under the Code, rejects this Agreement, D-R may elect to retain its rights under this Agreement as provided in Section 365(n) of the Code. Upon written request from D-R to E-C or the bankruptcy trustee of E-C’s election to proceed under section 365(n), E-C or the bankruptcy trustee shall comply in all respects with 365(n), including, without limitation, by not interfering with the rights of D-R as provided by this Agreement.

16.14	Costs and Expenses. The Parties shall each be responsible for all of its own expenses (including legal, accounting, investment banking and financial advisory fees and expenses) incident to the negotiation, documentation and consummation of this Agreement.

16.15	Dispute Resolution.

16.15.1	In the event of any dispute between the Parties relating to this Agreement which has not been resolved after reasonable attempts by either Party to do so, including without limitation any dispute relating to the interpretation of any provision of this Agreement, the performance or non-performance by either Party hereunder, or the amount of any disputed consideration arising hereunder, then, upon the written request of either Party, each of the Parties will appoint a designated executive management representative, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. The designated representatives shall meet as often as the Parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto. During the course of such negotiation, all reasonable requests made by one Party to the other for information will be honored in order that each of the Parties may be fully advised in the premises of the dispute. The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party. Formal proceedings for the resolution of such dispute pursuant to Section 16.15.2 hereof may not be commenced until the earlier to occur of (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter in issue does not appear likely, or (ii) thirty (30) days after the initial request to negotiate such dispute. The Parties hereby waive the expiration of any applicable statute of limitations during such thirty (30) day period and for the thirty (30) days next following. Except where clearly prevented by the area in dispute, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved unless and until this Agreement expires or is terminated. The provisions of this Section 16.15.1 shall not apply to any actions of the Parties for equitable relief.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

24

16.15.2	Arbitration of Disputes. Any claim or controversy arising out of or relating to this Agreement, or the breach thereof, including any anticipated breach or disagreement as to interpretation of this Agreement, which is not resolved pursuant to Section 16.15.1 hereof, shall be settled by arbitration as follows:

(a)	No arbitration governed by this Section 16.15.2 may be commenced until thirty (30) days after the Party wishing to commence an arbitration proceeding shall have given the other Party written notice describing the dispute to be arbitrated. During that thirty (30) days the Parties shall attempt to resolve the dispute amicably by negotiation. A written request by either Party to resolve a dispute pursuant to Section 16.15.1 hereof shall constitute notice of a dispute for purposes of this Section 16.15.2 (a).

(b)	Except as provided below and to the extent the Parties may otherwise agree in writing, any arbitration under this Section 16.15.2 (the “Arbitration”) shall be conducted in accordance with the rules of the American Arbitration Association (the “AAA Rules”) by three arbitrators, none of whom shall be a current or former officer, Manager, or employee of any Party hereto or its Affiliates, selected as provided in the AAA Rules.

(c)	The Arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court of competent jurisdiction.

(d)	The Arbitration shall take place in New York, New York. The arbitrators may hold individual hearings at any location they deem appropriate.

(e)	The arbitrators shall hold a pre-hearing conference as promptly as possible after the selection of the arbitrators and shall hold the first hearing within thirty (30) days after the selection of the arbitrators. If additional hearings are needed, they shall be held as promptly as possible thereafter, so that all hearings that may be required are concluded within ninety (90) days after the selection of the arbitrators. The arbitrators shall render their award within thirty (30) days after the last hearing.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

25

(f)	The Parties may by written notice to each other and the arbitrators freely specify further controversies or claims to be arbitrated up until the date of the pre-hearing conference. Thereafter, additional controversies or claims may be added only with the consent of the arbitrators.

(g)	The arbitrators may make interim awards and may award equitable and declaratory relief.

(h)	The costs and expenses of the Arbitration (including reasonable attorneys’ fees) shall be borne equally between the Parties.

(i)	The arbitrators shall not consider, nor shall any award include amounts for, punitive, exemplary, or consequential damages.

(j)	It shall not be inconsistent with this Section 16.15.2 for either Party to seek from any court of competent jurisdiction interim relief in aid of arbitration or to protect the rights of either Party pending the establishment of the arbitral tribunal.

16.16	Export Control. If either Party determines that any information, technology or data that is to be transferred, shared or contributed (collectively a “Transfer”) pursuant to this Agreement is subject to export control restrictions under the U.S. Export Administration Regulations, the International Traffic in Arms Regulations or any other U.S. law or regulation, such Party may withhold such information, technology or data from Transfer without being in violation of this Agreement. In the event of such restrictions, transferring-Party will take reasonable steps to obtain an export license to permit the Transfer, so long as such Transfer would not violate any transferring-Party policy.

16.17	FCPA.

16.17.1	Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate the applicable laws of the United States of America or of any other country in which the Parties are together in business. Each Party shall defend, indemnify and hold the other Party harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

26

16.17.2	Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws referred to in Section 18.17.1 above. Each Party must rely on the other Party’s system of internal controls and on the adequacy of full disclosure of the facts, and of financial and other data provided under this Agreement. No Party is in any way authorized to take any action on behalf of the other Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to this Agreement. Each Party, at its own expense and upon providing reasonable notice to the other Party, shall have the right to audit the books and records of the other Party to the extent necessary to verify compliance with the provisions of this Section.

16.17.3	In the event of a breach of this Section of the Agreement, the non-breaching Party may terminate this Agreement immediately without any further liability or obligation.

16.18	Non-Solicitation. During the term of this Agreement, and upon termination of this Agreement for any reason (including the expiration of the term hereof or any extension thereof) then for the period of twelve (12) months after such termination, neither Party shall directly or indirectly, solicit or attempt to employ, any employees of the other Party, except as mutually agreed by the Parties

16.19	Time is of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

27

IN WITNESS THEREOF, E-C and D-R have caused this Agreement to be signed and delivered by their duly authorized officers, all as of the date first hereinabove written.

ENER-CORE POWER, INC.

By:

Name:

Title:

Date:

Dresser-Rand Company

By:

Name:

Title:

Date:

[Signature Page to Commercial Manufacturing License Agreement]

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

ANNEX A-1

Description and Specifications of Combined System, D-R Gas Turbines and Power Oxidizer

The Combined System consists of an externally fired version of the D-R Gas Turbine configured as a generator set and E-C Power Oxidizer designed to provide sufficient pressure and flow of gas to deliver specified Rated Power for the Combined System at generator terminals based on ISO conditions.

Exclusions: Any balance of plant components, including but not limited to Heat Recovery Steam Generator, supervision, engineering, and commissioning services, grid connection, emergency/backup generator to support the Customer power needs when Combined System is down, foundation, control room, storage box.

Inclusions: Switch Gear, Emergency/Backup Generator for powering the Combined System during grid interruptions and emergency stops, GBR, Fuel Compressors and Fuel Trains (for Startup Fuel as well as Main Fuel, as well as Aspirated Fuel/VOC); all Combined System’s Controls that generate control signals to the Combined System

[***]

2.	D-R Gas Turbine Specifications

D-R Gas Turbine is D-R industrial gas turbine type KG-2 3G externally fired suitable for connection to the E-C Power Oxidizer. D-R Gas Turbine may consist, by the way of example, of the components marked in the column labeled “Level 1B” in the chart below, but may also include additional or different components. Some of possible D-R Gas Turbine configurations are designated by D-R as “Level 0”, “Level 1A”, “Level 1B”, or “Level 2” D-R Gas Turbines, however different designations may exist. D-R Gas Turbine shall also include additional packaging and certain turbine controls that are required to operate such D-R Gas Turbine as a part of Combined System.

Example of “Level 1B” configuration of G-T Gas Turbine

The “Level 1B” of the D-R Gas Turbine in the example consists of the items marked with an “x” in the column labeled “Level 1B” in the tables below.

Scope of Supply	Level 1B
Gas Turbine
KG2-3G industrial heavy duty gas turbine for external firing with a gradual oxidizer including speed-reduction gearbox:
· 1,500 rpm output shaft speed for 50 Hz applications
· 1,800 rpm output shaft speed for 60 Hz applications	X
Mounting legs/structure for mounting the gas turbine onto the skid	X

Annex A-1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

1

Scope of Supply	Level 1B
Driven Equipment
IP 23 brushless AC generator, 50Hz, incl. AVR
· 400V, 2650 kVA
· 6.0kV, 2750 kVA
· 11kV, 2850 kVA
IP 23 brushless AC generator, 60Hz, incl. AVR
· 480V, 2750 kVA
· 600V, 2750 kVA
· 4160V, 2750 kVA
· 13.2kV, 2750 kVA
Coupling
Low-speed flexible dry coupling
Coupling guard
Control System
PLC-based turbine control panel (TCP), respectively unit control panel (UCP) for mounting in external, controlled atmosphere or control room, comprising;
· Connecting and cable entry panel	X
· Turbine Control panel IP23 with touch-screen HMI including turbine control	X
· Internal cabling	X
· Generator control and protection including manual/auto synchronizing equipment
· MCC, Motor Control Center. Distribution of 400/240V circuits and 24V DC circuits
· Main Circuit Breaker
Base Plate
Common base plate structure for gas turbine and generator	X
Start System
On-engine start motor (on gearbox):
· hydraulic	X
· air
Off-engine electro-hydraulic start motor 50-55 kW, external start contactor in MCC. Hydraulic pump included	X
Off-engine hydraulic high-pressure piping (max. pressure 420 barg)	X
Optional: Instrumentation (pressure measurement for start pump)
Lubricating Oil System
Lube oil reservoir min. 400 liters integrated into gas turbine skid, with level gauge, drain and vent connections	X
Oil breather vent from oil reservoir through exhaust pipe	X

Annex A-1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

2

Scope of Supply	Level 1B
Lubricating oil acc. to D-R lube oil specification (min. 400 liters)
Lube oil heaters (min. 2x 3kW)	X
Accessory-gear mounted main lube oil pump	X
Electric Motor-driven pre/post lube oil pump	X
Duplex filters for filtration to 10 µm	X
Thermostatic valve	X
Lube Oil Cooling System
Lube oil cooler
Stainless piping between oil cooler and turbine lube oil system
Instrumentation (reservoir level transmitter, temp/pressure monitoring for lube oil supply, temp monitoring in scavenge line)
Gas Turbine Enclosure
Acoustic outdoor enclosure, IP rating 23, acc. To ATEX 95; for ambient conditions -20C/ -4F to +40 C/ 104F
Enclosure ventilation
One stage of ventilation air filtration (G4 according to EN 779:2002)
Fire detection
Gas detection
Fire Suppression System
· CO2
Combustion Air Inlet System
Air inlet plenum on-engine	X
High frequency silencer
Air inlet filter house for combustion and ventilation air
Two stages of combustion air filtration (G4, F9 acc. To EN779:2002)
Air inlet ducting
Optional: Anti-icing system (if required by ambient conditions)
Exhaust System
Exhaust diffusor bellow from gas turbine	X
Silencer
Transition piece with flexible expansion bellows
Exhaust stack with silencer
Optional: heat-recovery system
Optional equipment and Services
Liquid Fuel System (OPTIONAL)
Main liquid fuel pump (accessory gear-driven)

Annex A-1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

3

Scope of Supply	Level 1B
AC motor driven auxiliary pump
Separate liquid fuel module including
· Filtration system
· Double block and bleed shut-off valves
· Digital fuel metering valves
Stainless steel piping/tubing
Instrumentation (temp. monitoring at fuel inlet, diff. pressure over filters, pressure monitoring at fuel supply)
Compressor Cleaning System
Cleaning fluid tank
Stainless steel or brass piping with divider valve for duplex strainers
Check valves
Spray manifolds mounted in the intake plenum of the gas turbine
Other Equipment and Services
Packing of all equipment to manufacturer’s standard
Testing of gas turbine in Kongsberg, Norway. Test can be witnessed by client
Unit set covered in high quality tarpaulin where applicable. Other equipment packed in standard containers.	X
User documentation in English language, electronic copy	X
UPS system for 24V systems (pre/ post lube oil pump and UCP)
Two year Spare parts package
Installation, Commissioning and Product Training at D-R field service rates
Package lifting tool (spreader bar and straps)
Commissioning of gas turbine package on site by D-R service personnel and commissioning spares

Terminal Points

Customer Connection Terminal Points	Level 1B
Lube Oil System
Lube oil piping to cooler
Lube oil piping from cooler	X
Lube oil cooler vent return	X
Lube oil Tank
Oil tank filling cap	X
Oil tank drain	X

Annex A-1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

4

Customer Connection Terminal Points	Level 1B
Gas and Liquid Fuel
Customer gas fuel supply flange at skid edge (Inlet gas fuel specification acc. DR 568871-01_Rev02)
Instrument Air
Instrument air inlet	X
Mechanical interfaces
Turbine clean air inlet flange	X
Turbine exhaust bellow flange	X
Gearbox output shaft	X
Base plate (to enclosure and generator)	X
Compressed air exit flange	X
Hot gas inlet flange	X

Electric & Control System
Control cabinet connection terminals	X
On skid control system junction box	X
Starter motor electrical junction box	X
UPS supply terminals	X
Lube oil tank heater electrical junction box (X2)	X

Required plant air connection and supply:

Component	Supply Pressure	Consumption		In Operation
---	barg	nlpm	lpm	---
Rotor Seal Air	2,00	162	54	Lube oil Aux. Pump on

D-R Gas Turbine will deliver the following performance (as defined at ISO Conditions):

·	Outlet of the Gas Turbine Compressor - Gas Flow: 9.2 kg/s at 102 psia at 536 F temperature
·	Gas Turbine flange Inlet – Gas Flow: 9.2 kg/s (plus additional flow created by fuel directly injected into the Power Oxidizer) at 87 psig (less pressure drop across the entire Power Oxidizer flange-to-flange and check valve) at 1778 F temperature for the simple cycle
·	Rated Power – 1.75 MWe

[***]

 ------------------------------------

Annex A-1

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

5

ANNEX B: D-R Terms of Purchase (DR195)

DRESSER-RAND COMPANY

TERMS AND CONDITIONS OF PURCHASE
D-R195 Terms and Conditions –USA - Effective May 20, 2015

1. ACCEPTANCE-ENTIRE AGREEMENT.

(a) Seller agrees to be bound by and to comply with all the terms and conditions of this order, including any supplements thereto, and all specifications and other documents referred to in this order. Seller undertaking, in whole or in part, the performance called for by this order shall be deemed an unconditional acceptance of this order and the terms and conditions (T&Cs) of the same. THIS ORDER DOES NOT CONSTITUTE AN ACCEPTANCE BY BUYER OF ANY OF SELLER’S OFFERS TO SELL, QUOTATIONS, OR ANY PROPOSALS. REFERENCE IN THIS ORDER TO ANY SUCH OFFER TO SELL, QUOTATION, OR ANY PROPOSAL SHALL IN NO WAY CONSTITUTE A MODIFICATION OF ANY OF THE TERMS AND CONDITIONS OF THIS ORDER. BUYER EXPRESSLY OBJECTS IN ADVANCE TO THE INCLUSION OF ANY ADDITIONAL, INCONSISTENT OR DIFFERENT TERMS PROPOSED BY SELLER IN THE ACCEPTANCE OR ACKNOWLEDGMENT OF THIS ORDER. THE INCLUSION OF SUCH TERMS BY SELLER WILL BE OF NO SIGNIFICANCE, AND SUCH PROPOSED TERMS WILL NOT BE CONDITIONS OR ADDITIONAL TERMS TO THIS ORDER, AND BUYER’S ACCEPTANCE OF SELLER’S GOODS OR SERVICES SHALL NOT BE DEEMED AN ACCEPTANCE OF ANY SUCH DIFFERENT AND/OR ADDITIONAL TERMS AND/OR CONDITIONS. The Supplier Code of Conduct, which is available on Buyer’s website at www.dresser-rand.com is hereby incorporated by reference in its entirety. Unless otherwise stated on the face of this order, the following terms and conditions shall exclusively govern Buyer’s purchase of goods and services from Seller.

(b) This order, with such documents as are expressly incorporated herein by reference, is intended by the parties as a final expression of their agreement with respect to such terms as are included herein and is intended also as a complete and exclusive statement of the T&Cs of their agreement. No course of prior dealings between the parties and no usage of the trade shall be relevant to determine the meaning of this agreement.

2. PRICE.

The prices for the goods or services purchased by Buyer pursuant to this order will be Seller's prices specified on the face of this order. However, if this order is submitted pursuant to the terms of a “long term agreement” (LTA) by and between Seller and Buyer, then Seller and Buyer agree that the pricing set forth in the LTA shall govern. Seller warrants that the prices for the goods or services sold to Buyer under this order are not less favorable than those currently extended to any other customer for the same or like goods or services in equal or less quantities. In the event Seller reduces its price for such goods or services during the term of this order, Seller agrees to reduce the prices hereof correspondingly. No extra charges of any kind including interest charges, service charges or carrying charges will be allowed unless specifically agreed to in writing by Buyer. Seller shall invoice orders performed on “time and material” basis as soon as otherwise practical. Unless otherwise noted, quotations are valid for one hundred eighty (180) calendar days and shall also be exclusively governed by the T&Cs of this order.

3. TAXES AND OTHER CHARGES.

The price for the goods or services include, unless otherwise agreed and specifically listed on the face hereof, all packing, inspection, insurance and shipping costs and all federal, state and local excise, sales, use, value added, transfer or other taxes assessable against the production, sale, shipment or use of any goods or services covered by this order. Seller will accept a valid tax exemption certificate from Buyer. Seller shall indemnify and hold harmless Buyer from all claims and liabilities arising from Seller’s failure to report or pay any taxes, tariffs or duties for which Seller is responsible.

4. DELIVERY AND DEFAULT.

Time is of the essence in the performance of this order. Unless otherwise stated by Buyer, all goods must be shipped FCA Point of Manufacture (pursuant to INCOTERMS in effect on the date of Buyer’s purchase order). If the parties elect to ship DDU, Buyer shall prepare and file all import documentation. At all times, Seller shall be responsible for preparing and filing all export documentation for all shipments. To the extent Seller is responsible for any transportation in connection with such shipments, Seller shall ship at the most advantageous rates unless otherwise authorized in writing by Buyer. Any extra expense in effecting delivery of goods not so shipped will be charged to Seller. Buyer may instruct Seller to ship goods to a third party selected by Buyer, including, without limitation, Buyer’s customers’ locations. Delivery shall not be deemed to be complete until goods or services have actually been accepted by Buyer or its representative. Delivery of goods or services must be made within the time specified in this order (or applicable change order as the case may be). In the event Seller for any reason anticipates difficulty in complying with the required delivery date, or in meeting any of Buyer’s other requirements, then Seller shall promptly notify Buyer in writing. If Seller does not comply with Buyer’s delivery schedule, Buyer may require delivery by fastest way and charges resulting from the premium transportation must be fully prepaid and absorbed by Seller. Buyer may by written notice of default to Seller terminate the whole or any part of this order (i) if Seller fails to perform within the time specified herein or any extension thereof; or (ii) if Seller fails to perform any of the provisions of this order. In the event of termination pursuant to this section, Buyer shall have the right, in addition to any other rights and remedies conferred by law or under this order, to procure, upon such terms and in such manner as Buyer may

Annex B

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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deem appropriate, goods or services similar to those terminated, and Seller shall be liable to Buyer for any excess costs for such similar goods or services. Unless otherwise agreed in writing, Seller shall not make material commitments or production arrangements in excess of the amount or in advance of the time necessary to meet the agreed upon delivery schedule. It is Seller's responsibility to comply with this schedule, but not to anticipate Buyer's requirements.

5. PACKAGING REQUIREMENTS.

Buyer requires and the Seller agrees that all packaging materials shall be of sufficient construction to ensure the integrity and stability of the entire package so as to ensure and provide for the safe handling upon the delivery of the same to Buyer. With respect to heavy components that are shipped to Buyer, or to other locations designated by Buyer, Seller agrees to meet Buyer’s requirement that the components will be configured inside the package so as to ensure safe handling and Seller further agrees and promises that banding and/or shrink wrap will be used, where necessary, to reinforce the strength of the packaging.

6. QUANTITY.

Goods may not be shipped to Buyer’s designated location in advance of Buyer’s delivery schedule without Buyer’s prior written approval. Any unapproved shipments may be returned to Seller at Seller's expense, shipping charges collect.

7. IDENTIFICATION.

Each shipment under this order must be positively identified by suitable marking on the outside of each package. An itemized list of contents must be contained in each shipment bearing the order number and on the outside of each shipment in format approved by Buyer. No charge will be allowed by Buyer for cartage or packing unless agreed upon beforehand in writing. All expenses incurred by Seller’s failure to furnish necessary shipping documents shall be charged to Seller and may delay payment of invoices.

8. QUALITY AND INSPECTION.

(a) Notwithstanding (i) payment, (ii) passage of title, or (iii) prior inspection or test, all goods or services delivered shall at all times be subject to Buyer's and its customers’ final acceptance, inspection and testing but neither Buyer's or its customers’ acceptance, inspection or testing nor failure to inspect or test shall relieve Seller from full responsibility for furnishing goods and services conforming to the requirements of the order, nor prejudice any claim, right or privilege Buyer or its customers may have because of defective or unsatisfactory goods or services. Buyer and its customers reserve the right to reject and return at the risk and expense of Seller such portion of any shipment which may be defective or fails to comply with specifications without invalidating the remainder of the order. Any goods or services rejected or otherwise not meeting the standards set forth above may be held for disposition at the expense and risk of Seller or, at Buyer's or its customers’ sole discretion, be returned for credit or promptly replaced or re-performed by Seller at Seller's sole expense. At all reasonable times during the period of Seller’s performance hereunder, including the period of manufacture, Buyer and its customers may inspect and/or test the goods and services to be furnished hereunder at any location where the work associated with the goods and services are being performed, including those of Seller’s suppliers, and Seller shall provide, without additional charge, reasonable facilities and assistance for safe and convenient inspection and testing. Seller shall provide and maintain an inspection and process control system acceptable to Buyer covering the goods and services hereunder. Records of all inspection services by Seller shall be kept complete and available to Buyer during the performance of this order and for such longer periods as may be specified in this order or as otherwise required by Buyer. Buyer or its customers may furnish to Seller a list of noncompliant items following inspection, and such list shall constitute Buyer’s or its customers’ non-acceptance of the noncompliant items listed.

(b) Seller shall promptly, prior to or with each shipment, provide Buyer with originals of all regulatory required documentation, including but not limited to mill test certificates and test results with delivery of any fabricated metal materials as well as any other documentation requested by Buyer.

9. SUSPENSION OF WORK / CANCELLATION.

(a) Buyer shall have the right to direct Seller by written or electronic notice, or verbal notice confirmed in writing, to suspend all or any part of the work associated with the goods and services being provided pursuant to this order. If the work associated with the goods and services is suspended pursuant to this paragraph, then an equitable adjustment shall be made for any increase in the time and the cost (exclusive of profit) of performing this order necessarily caused by such suspension, and the order will be modified in writing accordingly by change order. No claim will be allowed under this paragraph unless the claim in an amount stated is asserted in writing within ten (10) days after the termination of the suspension. When the suspension has been terminated, Seller shall immediately commence performance, notwithstanding the fact that the amount of the adjustment in price, if any, or a revised delivery schedule of the order has not been agreed to Buyer and Seller.

(b) Buyer may cancel this order at any time for its convenience, in whole or in part, by giving written or electronic notice to Seller. If these terms are made part of an agreement for multiple orders, Buyer may cancel the entire agreement for its convenience by giving written or electronic notice. Upon receipt of such cancellation notice, Seller shall immediately act so that no further costs are incurred, and shall thereafter do only such work as may be necessary to preserve and protect work already in progress and to protect

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material and goods at the work site or in transit thereto. All cancellation claims must be submitted by Seller in writing to Buyer’s purchasing department within 15 days of the order cancellation date. Buyer’s sole obligation for cancellation under this section shall be to reimburse Seller for (a) those services actually performed and for those goods actually shipped and accepted by Buyer up to the date of cancellation, and (b) costs incurred by Seller for unfinished goods, which are specifically manufactured for Buyer and which are not standard goods of Seller, as of the date of cancellation. In no event shall Buyer be responsible for loss of anticipated profit nor shall reimbursement exceed the order value. In no case shall Buyer’s responsibility be greater than liability equal to thirty (30) days of finished goods and/or services in process (WIP) and thirty (30) days of raw material unless specifically agreed to in writing by Buyer.

10. CHANGES.

Buyer shall have the right to make changes to this order, including, without limitation, quantities, specifications and/or delivery schedules, but no additional charges will be allowed unless authorized in writing by Buyer. If such changes affect delivery or the amount to be paid by Buyer, Seller shall notify Buyer within ten (10) days following a change requested by Buyer with Seller’s proposal for adjustments to price or schedule along with sufficient supporting data to justify such adjustments for Buyer's consideration and discussion with Seller. Any request from Seller for a price increase or extension of time for delivery shall not be binding on Buyer unless evidenced in Buyer’s change order. If Seller and Buyer fail to agree upon any adjustments to the price or time, then Seller agrees to proceed promptly and diligently with the prosecution of the requested changes as set forth in the applicable change order and any disputes that remain unresolved between Seller and Buyer after thirty (30) days with respect to any change order shall be subject to the dispute resolution process as provided for in these T&Cs.

11. CONFIDENTIAL INFORMATION.

Seller agrees not to make use of nor disclose to third parties any data, designs, drawings, specifications and other information furnished to it by Buyer, except for the performance of this order. Upon completion, cancellation or termination of this order, Seller shall return to Buyer, all such data, designs, drawings, specifications and other information, including copies made by Seller. This order is confidential between Buyer and Seller, and it is agreed by Seller that none of the details connected herewith shall be published or disclosed to any third party without Buyer’s prior written permission. Any knowledge or information which Seller shall have disclosed or may hereafter disclose to Buyer and which in any way relates to the goods or services covered by this order shall not unless otherwise specifically agreed to in writing by Buyer be deemed to be confidential or proprietary information and shall be acquired by Buyer free from any restrictions as part of the consideration for this order.

12. PAYMENTS / WAIVER OF LIENS.

(a) Payment terms Net 25th 2nd Prox will be paid on the 25th day of the second month following the later of the receipt complete and accurate invoice and related documents, or the receipt of acceptable goods or services purchased. Related documentation includes invoices with bills of lading, express receipts and bills for prepaid transportation charges attached. Payment of invoices will be made in accordance with those terms appearing on the face of this purchase order herein. All invoices from U.S. manufacturers must bear the following certification in order to be passed for payment. “We hereby certify that these goods were produced in compliance with the Fair Labor Standards Act of 1938 as amended, and regulations and orders issued by the United States Department ofLabor thereunder.”

(b) At no time shall Seller, nor shall Seller allow its subcontractors or suppliers, to assert a lien against Buyer or Buyer’s customer with respect to any goods or services provided pursuant to this order. Along with all requests for payments, Seller agrees to provide Buyer with Seller’s and Seller’s supplier’s and subcontractor’s waiver of liens in a form and format acceptable to Buyer. Buyer’s receipt of said waiver of liens shall also be a condition precedent to Buyer’s payment of any of Seller’s invoices.

13. ASSIGNMENT.

Neither this order, nor any portion thereof, may be assigned, subcontracted or transferred by Seller without Buyer’s prior written consent.

14. INTELLECTUAL PROPERTY.

Seller hereby grants Buyer a non-exclusive, assignable, transferable, sublicensable worldwide license to any of Seller’s or its supplier’s intellectual property to the extent same is required for use of the goods sold and services performed under this order. Seller warrants that goods sold and services performed under this order do not, and will not, infringe any valid patent, copyright, trademark, trade secret or any other intellectual property interest owned or controlled by any other person, and Seller agrees to indemnify, defend and hold harmless Buyer, its officers, employees, agents, representatives, successors, assigns and any of Buyer’s customers buying or using the goods or services specified herein, from any all losses, liabilities, damages, penalties, injuries, claims, demands, actions, suits, costs and expenses (including, without limitation, reasonable attorney and other professional fees and disbursements) arising out of a claim or suit at law or equity for actual or alleged infringement of such intellectual property interests, by reason of the buying, selling or using the goods or services supplied under this order, and Seller will assume the defense of any and all suits and will pay all costs and expenses incidental thereto. If buying, selling or use of said goods or services is enjoined, then Seller shall at its own

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expense and at Buyer’s option either procure for Buyer the right to continue buying, selling and using said goods or services or replace the same with a non-infringing equivalent; or remove said goods or services from commerce and refund to Buyer the purchase price and the related transportation and handling costs thereof. Unless otherwise agreed to in writing by Seller and Buyer, all right, title and interest in any inventions, developments, improvements or modifications of or for goods and services shall exclusively belong to Buyer as part of this work for hire.

15. INDEMNITY.

Seller shall defend, indemnify and hold harmless Buyer, its officers, employees, agents, representatives, successors, assigns and any of Buyer’s customers buying or using the goods or services specified herein, from and against any and all losses, liabilities, damages, penalties, injuries, claims, demands, actions, suits, costs and expenses (including, without limitation, reasonable attorney and other professional fees and disbursements) of whatsoever kind and nature, in contract or tort, or under any other theory of law: (i) arising out of any misrepresentation by Seller or relating to any breach or default in the performance of Seller’s obligations under this order with respect to ownership, possession, use, operation, condition, sale, purchase, lease, maintenance, selection, manufacture, or delivery of any item or items of goods or services (including, without limitation, latent and other defects, whether or not discoverable by Buyer); (ii) arising out of any claims for injury to or death of persons or damage to property in any manner due to, in whole or in part, any act or omission on the part of Seller; (iii) and any defects in goods sold or services provided to Buyer pursuant to this order. This indemnity shall survive the termination, cancellation or expiration of this order.

16. COMPLIANCE WITH LAW.

Seller warrants that, in the performance of this order, Seller and all goods and services provided hereunder will comply with all applicable federal, foreign, state and local laws, ordinances, codes, regulations, and orders now in effect or which may become effective and which may apply to the goods or services provided hereunder, including, but not limited to, the Occupational Safety and Health Act of 1970 as amended (“OSHA”); Toxic Substance Control Act as amended (“TSCA”); the Equal Employment Opportunity Act and the Regulations and Standards issued pursuant thereto (“EEOC”); and the Fair Labor Standards Act of 1938 as amended (“FLSA”). Additionally, Seller represents and warrants that it shall supply Buyer with such information as may be necessary to permit Buyer to comply with the Federal Hazard Communication Standard as set forth in 29 CFR 1910.1200 (or the equivalent of 29 CFR 1910.1200 in the applicable local jurisdiction). Seller shall supply such data safety sheets (SDS) to Buyer and the receiving facility at the time of making its first delivery pursuant to this order, and shall revise or amend such SDS as necessary during the course of fulfilling this offer. Failure of Seller to supply such SDS shall be conclusively presumed to mean that such data is not required for the goods supplied. Further, Seller warrants that the goods furnished by it will be in compliance with the Consumer Product Safety Act (“CPSA”), National Highway Safety Act (“NHSA”); and regulations issued pursuant thereto. Additionally, Seller shall encourage Diverse Business Entities (DBEs) to bid for, and shall endeavor to use DBE’s, in any supply or subcontract opportunity related to this Order. Seller shall, upon request of Buyer, report such use of such DBE’s in connection with this Order. A DBE is Minority Owned Businesses, Women-Owned Businesses, Veteran Owned Businesses, Small Disadvantaged Businesses, Certified Section 8 (a) Businesses, Small Businesses, HUB Zone Businesses, Veteran Disabled Owned Businesses and Disabled Owned Businesses.

17. CONTINGENCIES.

In the event of war, declared or undeclared, acts of terrorism, fire, flood, strike, labor trouble, riot, act of governmental authority, acts of God or other similar contingencies beyond the reasonable control of Seller, or in the event of plant shutdown or closing or sale by Seller, Seller shall notify Buyer of such delaying event or occurrence and take all steps necessary to end such delay, including procurement of materials from alternate sources and acceleration of activities to meet Buyer's schedule. If in Buyer’s discretion the delay is not capable of prompt remedy, Buyer may terminate this order for its own convenience pursuant to the terms of this order. Buyer shall not be liable for damages resulting from delays arising out of causes beyond its control, including but not limited to, acts of God, acts of any government, fires, floods, epidemics, quarantine restrictions, strikes, labor shortages, material shortages or significant price increases, freight embargoes, and severe weather, nor shall such delay affect the remainder of this order.

18. WARRANTIES.

(a) Seller warrants that all goods and services delivered under or pursuant to this order shall be free of any claim of any nature by any third person and that Seller will convey clear unencumbered title thereto to Buyer as provided hereunder. Seller also warrants that all goods and services sold hereunder or pursuant hereto will be of the best quality of their respective kinds and free from all defects in design, material and workmanship, and shall conform strictly to the specifications, drawings, samples or other requirements including performance specifications, specified or furnished and shall be merchantable and fit for Buyer's intended purposes. Seller warrants its goods for a period of twelve (12) months from the date Buyer sells such goods to Buyer’s customer or twenty-four (24) months from the date Buyer ships such goods to Buyer’s customers, or twenty-four (24) months from the date Seller ships such goods to Buyer’s customer, whichever occurs last. Seller warrants

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all services for a period of twelve (12) months from the completion of the work and Buyer’s customer’s acceptance of the same. These warranties shall run to Buyer, its successors, assigns, customers, and other users of the goods or services. For any breach of these warranties, Seller shall at Buyer’s direction do any of the following (i) take all necessary action, at Seller’s full cost and expense, to correct such breach in the most expeditious manner possible; (ii) refund an equitable portion of the contract price; (iii) furnish replacement goods, as necessary, at the original shipping point; or (iv) in the case of services, re-perform the services. All costs incurred in the expedient correction of breach, (including premium time, de-installation, installation, re-commissioning and freight if required by Buyer's operating needs) shall be borne by Seller. In the event of failure by Seller to correct defects in or replace nonconforming goods or services expeditiously, Buyer, after reasonable notice to Seller, may make such corrections or replace such goods and services and charge Seller for the full cost incurred by Buyer thereby. With respect to goods furnished but not manufactured by Seller, Seller shall assign to Buyer (or upon direction from Buyer, assign to Buyer’s customers) all warranties that Seller receives from the manufacturer. However, Seller agrees to be Buyer's primary contact on all warranty claims. With respect to any goods and services that are being directly or indirectly procured by Buyer and/or by Buyer’s affiliated companies for the benefit of their respective customers, Seller expressly agrees to be additionally bound to Buyer and to Buyer’s affiliates to the same degree and extent that Buyer's or Buyer’s affiliate’s obligations under the terms and conditions with their respective customers (which are hereby incorporated into this agreement by reference) exceed Seller’s obligations and duties to Buyer or Buyer’s affiliate as provided for in this order

(b) Seller further certifies, represents and warrants to Buyer that Seller, and any subcontractors utilized by Seller in providing any goods and/or in performing any services for Buyer, its affiliates and their customers, are in full compliance with all applicable Federal and State laws regarding the documentation of employees as to their eligibility to work in the United States as set forth in the Immigration Reform and Control Act of 1986 and the regulations promulgated hereunder, including the completion of Form I-9s (Employment Eligibility Verification) by all such employees. Seller further expressly certifies to Buyer that Seller agrees to immediately notify Buyer, but in no event later than five business days, in the event any Federal or State agency should assert, in whole or in part, that Seller or Seller’s subcontractors and/or suppliers are in violation of any such requirements. Seller further agrees that if the foregoing certification, representations and warranties are determined to be false or misleading, then Buyer may: (a) immediately terminate any and all agreements and business dealings with Seller without any cost nor obligation to Buyer; and (b) Seller shall defend, indemnify and hold Buyer, its customers and their respective affiliates and the respective directors, officers and employees of the same, harmless from any and all damages, liabilities, penalties and/or fines (given as examples only) arising from this certification, representation and warranty, as well as paying all attorneys' fees and costs; and (3) Buyer and the foregoing shall also be entitled to avail itself to all its other legal and equitable remedies.

19. GOVERNMENT CONTRACTS.

If this order indicates, or if Seller is otherwise informed, that it is placed, directly or indirectly, under a contract of the United States Government or any State or other governmental authority, then the following forms, as well as Attachment 1 to D-R195 for US Government Related Purchases, at the revision level in effect at the time purchase order is issued, shall also apply to this order: Form D-R-193, United States Government Subcontractor Certifications - Annual; Form D-R-194, United States Government Subcontractors Certifications - Proposals over $10,000. To the extent that the terms of this order are inconsistent with any such required terms and conditions, then the required terms and conditions will prevail and be binding on both Buyer and Seller. Seller agrees, upon request, to furnish Buyer with a certificate or certificates in such form as Buyer may require certifying that Seller is in compliance with all such terms and conditions as well as any applicable law or regulation. Upon Seller’s written request, Buyer will promptly make available to Seller copies of all pertinent terms and conditions required by any such government contract. It is Seller’s ultimate responsibility to ensure its compliance with all government contracting standards including, but not limited to, Attachment 1 to DR195 for US Government Related Purchases, D-R 193 and D-R194.

20. BUYER'S PROPERTY.

Unless otherwise agreed to in a writing signed by an authorized representative of Buyer, all drawings, sketches, blueprints, specifications, designs, models, tools, molds, jigs, dies, patterns and other material and information furnished or paid for by Buyer pursuant to this order or any applicable order and any replacement thereof or any materials affixed or attached thereto shall be and remain the exclusive property of Buyer and shall be delivered to Buyer or otherwise disposed of in accordance with Buyer's instructions. Such property, and whenever practical each individual item thereof shall be plainly marked or otherwise adequately identified by Seller as “Property of Buyer” and shall be safely stored separate from Seller's property. Seller shall not substitute any property for Buyer's property and shall not use such property except in filling Buyer's orders. Seller assumes all risk and liability for loss of or damage to Buyer's property in its custody or control, except for normal wear and tear, and shall insure such property at its own expense for an amount at least equal to the replacement cost thereof, with loss payable to Buyer and such property shall be subject to removal at

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Buyer's written request in which event Seller shall prepare such property for shipment and shall redeliver to Buyer in the same condition as originally received by Seller, reasonable wear and tear expected, all at Seller's expense. Unless previously known to Seller and free of any obligation to keep it confidential, all information of Buyer shall be kept confidential by Seller and such information and other property of Buyer shall be used only in performing under this order and may not be used for other purposes. Such property while in Seller's custody or control shall be held free of any liens at Seller's risk.

21. SURVIVAL.

The obligations of the parties under this order which by their nature would continue beyond the termination, cancellation or expiration of this order, including by way of illustration and not limitation, those in sections 8, 11, 14, 15, 16, 18, 20, 21, 22, 26, 27, 31, 32 and 35 shall survive termination, cancellation or expiration of this order.

22. TITLE AND RISK OF LOSS.

Seller assumes the following risks: (a) all risks of loss or damage to all goods, work in process, materials and other things until the delivery thereof as herein provided in Section 4; (b) all risks of loss or damage to third persons and their property until the delivery of all goods as herein provided in Section 4; (c) all risks of loss or damage to any property received by Seller from or held by Seller or its suppliers for the account of Buyer, until such property has been delivered as herein provided in Section 4, and (d) all risk of loss or damage to any of the goods or part thereof rejected by Buyer, from the time of shipment thereof to Seller until redelivery thereof as herein provided in Section 4. Title to goods and services purchased by Buyer hereunder shall pass to Buyer simultaneously when risk of loss to such goods and services passes to Buyer in accordance with the terms herein.

23. COMPLIANCE WITH EXPORT CONTROL AND ANTI-BRIBERY LAWS.

Seller will comply with all applicable export and re-export control laws including, without limitation, laws related to export licensing, in connection with performing its obligations hereunder. Seller will, upon request, provide Buyer with the Export Control Classification Number, or such similar number from other jurisdictions. Seller represents, warrants, and covenants that it, its owners, employees, representatives, and agents have not and will not violate any provision of any applicable law related to bribery or corruption, including the U.S. Foreign Corrupt Practices Act, and the U.K. Bribery Act of 2010 in connection with this order or its relationship with Buyer. Without limiting the generality of the foregoing, Seller will not, nor will any of its officers, employees, representatives or agents, directly or indirectly, offer, give, or agree to offer or give any payment, gift, or other advantage: (1) which is intended to, or does, influence any person to act or reward any person for acting in breach of an expectation of good faith, impartiality or trust;

(2) which it would otherwise be improper for the recipient to accept; or (3) which is made to or for a public official with the intention of influencing them to allow Seller or Buyer to obtain or retain business or a business advantage (“Corrupt Act”). Seller covenants not to seek to, directly or indirectly, improperly or corruptly influence or attempt to influence a public official, or any individual to act to the advantage of either Seller or Buyer or otherwise to perform their duties improperly and Seller covenants not to use proceeds of any payment made under this Order, directly or indirectly, for this purpose or otherwise for the purpose of or in connection with any Corrupt Act. Seller covenants to notify Buyer immediately if, at any time, it becomes aware that any of the representations, warranties, and covenants set out in this Article are no longer correct. If Buyer in good faith has reasonable concern that there has been a breach of this provision, notwithstanding any other provision herein, Buyer may immediately terminate this Order and any other agreement without notice or penalty and without further liability or obligation. If Seller fails to meet its obligations in this paragraph, Seller shall defend, indemnify and hold Buyer harmless from and against any fines, penalties and/or damages resulting there from. In addition, Buyer may, at its discretion, terminate this order without any further liability or obligation.

24. WAIVER.

A holding that any term or condition hereof is void or unenforceable shall not render void or unenforceable any other terms or conditions of this order. No claim or right arising out of a breach of this order can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. The failure of Buyer to enforce at any time or for any period of time any of the provisions hereof shall not be construed to be a waiver of such provisions nor the right of Buyer thereafter to enforce each and every such provision. The rights and remedies of Buyer provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under this order.

25. SETOFF.

Buyer shall have the right at any time to set-off any amount owed by Buyer (or by Buyer’s affiliated companies) to Seller or to Seller’s affiliated companies.

26. SERVICES ON BUYER'S PREMISES.

If Seller's performance under this Order involves operations by Seller on the premises of Buyer or Buyer’s customer, Seller shall take all necessary precautions to prevent the occurrence of any injury to person or property during the progress of such services. Seller shall maintain such public liability, property damage and employees' liability and compensation insurance as will protect Buyer from said risk and from any claims under applicable worker’s

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compensation and occupational disease acts. Seller hereby agrees on behalf of its employees, agents and representatives, to submit to any security requirements of Buyer, or Buyer’s customer, and to comply with all rules and regulations established by Buyer. Buyer shall be named as an additional insured on all public liability, property damage and employee’s liability insurance. Seller shall provide Buyer with a certificate of insurance evidencing the kinds and amounts of insurance to at all times be carried by Seller so that the same are acceptable to Buyer. Buyer shall be provided at least thirty-(30) days prior notice before changes to or termination of any such insurance coverage. Seller shall have sole responsibility for all governmental taxes and contributions imposed with respect to all persons compensated by Seller while such persons are on the premises of Buyer or Buyer’s customer.

27. LIMITATION ON BUYER 'S LIABILITY.

In no event will Buyer, nor shall Buyer’s customers nor shall their affiliated companies, be liable to Seller for any indirect, incidental, consequential, or punitive damages, or for loss of profits, revenue, or data, whether in an action in contract, tort, strict liability, or otherwise, even if advised of the possibility of those damages. Buyer's liability on any claim of any kind for any loss or damage arising out of or in connection with or resulting from this order or from the performance or breach thereof shall in no case exceed the price allocable to the goods or services or unit thereof, which gives rise to the claim. Buyer shall not be liable for penalties of any kind. Any action resulting from any breach on the part of Buyer as to the goods or services delivered hereunder must be commenced within one (1) year after the cause of action has accrued and all rights of Seller to commence any court action or proceeding with respect to this order shall terminate one (1) year after the cause of action has accrued.

28. IMPORT RELATED PROVISIONS.

(a) ANTI-DUMPING. (i) If Buyer is serving as the “Importer of Record” the following applies to all transactions involving imported goods; then “(a)(ii) ” below does not apply. Seller warrants that all sales made hereunder are or will be made at not less than fair value under applicable “ANTI-DUMPING” or countervailing duty laws and Seller will indemnify, defend and hold Buyer and its customers and their affiliated companies, harmless from and against any costs or expenses (including but not limited to any anti-dumping or countervailing duties which may be imposed) arising out of or in connection with any breach of this warranty.

(ii) If the front side of this order indicates Seller is, or if Seller acts as Importer of Record the following apply to all transactions involving imported goods; then “(a)” above does not apply. Seller agrees that Buyer will not be the “IMPORTER OF RECORD” nor a party to the importation of the goods that the transaction(s) represented by this order will be consummated subsequent to importation, and that Seller will neither cause nor permit Buyer’s name to be shown as Importer of Record on any customs declaration.

(b) DRAWBACK. Buyer shall be entitled to all customs duty and import drawback rights, including, without limitation, those provided under United States law, and upon request and where applicable, Seller will provide Buyer with requested and appropriate documentation, including, without limitation, U.S. Customs Form 7543 entitled "Certificate of Delivery" properly executed to transfer such rights to Buyer.

(c) ASSISTS AND OTHER CHARGES THAT AFFECT THE VALUE OF THE GOODS. Seller will provide commercial invoice(s) for all goods that will be imported into the United States. Seller will identify the proper US HTS codes for all goods sold. Any charges for assists (as defined in US Customs laws and regulations) or other charges, costs, fees and payments that could affect the declared value of the goods shall be properly identified on the commercial invoice.

(d) IMPORTER SECURITY FILING. – When Buyer is serving as Importer of Record for goods being transported to the United States via ocean shipment, Seller will timely and accurately supply all data elements necessary to the Importer Security Filing as required by US Customs. Seller will supply such data elements to Buyer or to the appropriate customs broker, as directed by Buyer.

(e) CERTIFICATES OF ORIGIN. Seller will provide certificates of origin relating to such products within the meaning of the rules of origin of the NAFTA preferential duty provisions and execute such other documents as may be necessary for Buyer to claim duty preference under any applicable programs.

(f) INDEMNIFICATION. Seller will defend, indemnify and hold Buyer harmless against any penalties, fines or other damages resulting from or arising out of Seller’s failure to comply with the provisions of this Article.

29. DISPUTE RESOLUTION.

Seller and Buyer agree that if a party hereto is claimed by the other to this agreement to be in default in their performance of any of their obligations as provided for in this order, and/or have a claim based on or arising out of this order, and such claimed default continues after thirty (30) days' notice in writing by the party hereto claiming the default and what must be done to remedy the same, then the board of arbitration (as opposed to either party filing a lawsuit in a court of law with respect to such dispute) as hereinafter provided for, shall first determine whether such specified default has occurred. In no event shall said board of arbitration expand nor restrict any of Buyer’s or Seller’s respective rights or obligations beyond those as provided for in this order. If such default is found to exist, the board shall fix the time within which it must be cured, and shall assess such damages and impose on the party in default such other requirement as may seem to the board to be proper under the circumstances. Each party hereto agrees that

7

DRESSER-RAND COMPANY

TERMS AND CONDITIONS OF PURCHASE
D-R195 Terms and Conditions –USA - Effective May 20, 2015

it will pay such damages and comply with such requirements as may be specified by the board of arbitration. All disputes arising under this order, except as otherwise provided for herein, shall be settled by binding arbitration in accordance with the rules, then pertaining, of the American Arbitration Association. The site of arbitration shall be in Houston, Texas or Buffalo, New York, or other mutually agreed upon location. The board of arbitration shall be comprised of three (3) arbitrators. Each party shall each select 1 (one) arbitrator and the third arbitrator shall be selected by the two arbitrators. The 3 (three) arbitrators shall comprise the board of arbitration. A majority vote of the 3 (three) arbitrators shall be considered a final decision by the board of arbitration. The arbitration award shall be a speaking award setting out reasons for the same. To the extent that either party hereto prevails in any such disputed, said prevailing party shall be entitled to be awarded that proportion of its reasonable costs and expense (including attorney’s fees) that it actually incurred in the matter. Such final decisions may be enforced in the courts located in Buffalo, New York or Houston, Texas.

30. GOVERNING LAW / JURISDICTION.

(a) This Agreement shall be governed by and be construed in accordance with the laws of the State of Texas, excluding its conflicts of laws. The parties waive all rights under and agree that the United Nations Convention on the International Sale of Goods does not apply. Seller and Buyer agree that all actions, suits or proceedings arising out of or based upon this order shall be brought and maintained exclusively in the state or federal courts located in Houston, Texas or Buffalo, NY and Seller and Buyer expressly consent to the personal and subject matter jurisdiction of said courts.

(b) Seller acknowledge that Seller’s breach of the terms of this order, and the agreement between Seller and Buyer, will cause Buyer to suffer irreparable harm, the extent of which would be difficult to ascertain and, in any event, money damages would be inadequate in the event of such a breach. Accordingly, Seller agrees that in the event of a breach of this agreement by Seller, Buyer shall be entitled to specific performance and injunctive or other equitable relief as the board or arbitration (referenced above) or as a court may deem appropriate, and such remedies shall not be deemed to be the exclusive remedy for Seller’s breach of this Agreement, but shall be in addition to all other remedies available at law or equity or as otherwise provided for in this order, which constitutes the agreement by and between Seller and Buyer.

31. SUPPORT OF GOODS.

Seller warrants that goods and services purchased under this order, including the sub-assemblies and spare parts, shall be made available by Seller to Buyer and its customers during the operational life of the items purchased or for ten (10) years after the date of final shipment under this order, whichever is later. Further, during said period, Seller shall continue to provide technical support and service at the same level as presently provided. In the event Seller discontinues manufacture of the aforementioned items, sub-assemblies or spare parts thereof does not provide any of them in a timely manner for Buyer’s requirements, Seller shall make available to Buyer all drawings, specifications, data and know-how which will enable and facilitate Buyer, its suppliers or its customers to manufacture or procure and use and sell said items, sub-assemblies and spare parts under a royalty-free license which is hereby granted.

32. CERTIFICATION OF ORIGIN.

For all goods covered by this order, Seller shall provide to Buyer an up-to-date certificate of origin, including, without limitation, certificates of origin that identify the goods as originating under applicable under applicable free trade agreements such as the North American Free Trade Agreement, or as otherwise requested by Buyer either at the time the order is placed or after.

33. HEADINGS.

Headings are for convenience only and shall be given no force or effect. Fax and electronic copies shall be given the full force and effect as an original.

34. INDEPENDENT CONTRACTORS.

The parties to this Agreement are independent contractors and neither party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

35. RECORDS.

Seller will maintain complete and accurate records regarding production and manufacture of goods for a period of ten (10) years following expiration of this Agreement. Upon reasonable advanced notice, Buyer may inspect and make copies of such books and records during normal business hours to verify compliance with the terms and conditions of this Agreement.

36. AUDIT.

At all reasonable times and with reasonable advance notice, Buyer contemplates and Seller further agrees to permit Buyer to audit all records relating to the goods and services that Seller is providing to Buyer at Seller’s place of manufacture, or at any of Seller’s subcontractor's place of manufacture or performance (which Seller shall ensure that Buyer has the right to undertake), or at any other place where any of the goods are being manufactured and/or services are being performed. Buyer may elect to conduct inspections on Seller’s or its subcontractor’s premises either on a random or 100 percent inspection basis. During the time Buyer is on Seller’s or its subcontractor’s site, Buyer shall be provided reasonable private office space at no charge. Seller and its subcontractors shall provide Buyer with copies of all records pertaining to said goods and services upon Buyer’s request.

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DRESSER-RAND COMPANY

TERMS AND CONDITIONS OF PURCHASE

D-R195 Terms and Conditions –USA - Effective May 20, 2015

37. C-TPAT COMPLIANCE.

Seller warrants that it shall be compliant with the requirements of the Customs-Trade Partnership Against Terrorism initiative (“C-TPAT”). Without limiting the generality of the foregoing, Seller shall take an active role in ensuring the security of its cargo by ensuring that the goods and containers are properly secured and have not been compromised or tampered with from the initial point of origin to their final destination. This may include physical security, access control, procedural security, personnel security, education and training awareness in furtherance of such objective. All goods and other and materials related to this order will be stored in a safe and secure area within the designated facility. Additionally Seller shall introduce the C-TPAT program to its key manufacturing, shipping and receiving and distribution locations worldwide and all of Seller’s commercial trade partners, including vendors, carriers and freight forwarders. A copy of the applicable C-TPAT minimum security guidelines may be found at: http://www.cbp.gov/xp/cgov/trade/cargo security/ctpat/secu rity criteria/

38. COUNTRY OF ORIGIN MARKING.

Seller will conspicuously mark the country of origin on all goods. Such marking shall be legible, permanent, in English, and in close proximity to any other Seller markings. In the event such marking would impair the functionality of such goods, or if marking would be impossible, Seller must, in the alternative, conspicuously mark the country of origin on the packaging containing such goods.

39. EQUAL OPPORTUNITY EMPLOYER.

Buyer is an equal opportunity employer and federal contractor or subcontractor. Consequently, the parties agree that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

END OF TERMS

9

ANNEX C: Joint Oversight Team

From E-C:

1.	Boris Maslov, President

2.	Douglas Hamrin, VP of Engineering

From D-R:

1.	Thomas Soulas, Director Business Development

2.	Stephen Veigel, Vice President Global Solutions

3.	Mike Cormier, Business Development Director

Annex C

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

1

ANNEX D: Code of Business Conduct

Dam
R
Zoot
69
1000

Siemens Business Conduct Guidelines

January 2009

Corporate Compliance Office

SIEMENS

Annex D

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

1

Business Conduct Guidelines 2009

2

Business Conduct Guidelines, Edition 2009-01

Foreword

The **Business Conduct Guidelines** are of central importance to Siemens. They contain the fundamental principles and rules governing the way we act within our company and in relation to our partners and the general public. They thus form the framework within which we make decisions, both as a company and as individual employees.

Every Siemens employee must therefore be familiar with these principles and rules, and observe them as binding provisions on a worldwide basis. All managers have a duty to ensure their observance, and to serve as role-models in adhering to the Business Conduct Guidelines. To this end they must know the Business Conduct Guidelines, communicate them to their employees and set a good example.

The Business Conduct Guidelines take their orientation from international and generally accepted conventions on the upholding of human rights or the fight against corruption, as well as statutory provisions.

Since its foundation, Siemens has stood for fairness and integrity, engineering skills, quality and innovation. Along with sustainability and responsibility, these values will continue to inform how we act in the future, because it is the culture of a company and its values that make the difference.

Joe Kaeser
President and CEO

March 2014 [1]

[1] Joe Kaeser is President and CEO of Siemens AG since August 2013

Business Conduct Guidelines, Edition 2009-01 3

Business Conduct Guidelines 2009

4

Business Conduct Guidelines, Edition 2009-01

Content

Foreword 3

A. Basic Behavioral Requirements 6

A.1. Behavior which Complies with Law 6
A.2. Mutual Respect, Honesty and Integrity 6
A.3. Responsibility for the Reputation of Siemens 7
A.4. Management, Responsibility and Supervision 7

B. Treatment of Business Partners and Third Parties 8

B.1. Fair Competition and Anti-Trust Laws 8
B.2. Anti-Corruption: Offering and Granting Advantages 9
B.3. Anti-Corruption: Demanding and Accepting Advantages 10
B.4. Political Contributions, Charitable Donations and Sponsoring 10
B.5. Government Procurement 11
B.6. Anti-money Laundering 11
B.7. Trade Controls 12
B.8. Working with Suppliers 12

C. Avoiding Conflicts of Interest 14

C.1. Competing with Siemens 14
C.2. Sideline Work 14
C.3. Interests in Third Companies 14

D. Handling of Company Property 16

E. Handling of Information 18

E.1. Records and Financial Integrity 18
E.2. Confidentiality 18
E.3. Data Protection and Data Security 19
E.4. Insider Trading Rules 19

F. Environment, Safety and Health 22

F.1. Environment and Technical Safety 22
F.2. Work Safety 22

G. Complaints and Comments 24

H. Compliance Implementation and Monitoring 25

Further Information and Contacts 26

Appendix 27

Business Conduct Guidelines, Edition 2009-01 5

A. Basic Behavioral Requirements

A.1. Behavior which Complies with Law

Observing the law and the legal system in every country where we do business is a fundamental principle for Siemens[1]. All employees must obey the laws and regulations of the legal systems within which they are operating in addition to applicable Siemens policies. Violations of the law must be avoided under all circumstances.

Regardless of the sanctions that could be imposed by law, all employees guilty of a violation will be subject to disciplinary consequences because of the violation of their employment duties.

A.2. Mutual Respect, Honesty and Integrity

We respect the personal dignity, privacy, and personal rights of every individual. We work together with individuals of various ethnic backgrounds, cultures, religions, ages, disabilities, races, sexual identity, world view and gender. Consistent with our corporate principles and with the employment laws of numerous countries in which we work, we do not tolerate discrimination against anyone on the basis of any of these characteristics or harassment or offensive behavior, whether sexual or otherwise personal.

These principles apply to both internal cooperation and conduct towards external partners. We make decisions about those we work with – including personnel, suppliers, customers and business partners – based only on appropriate considerations, not on the basis of inappropriate considerations such as discrimination or coercion.

We are open, honest and stand by our responsibilities. We are reliable partners and make no promises we cannot keep. And we expect our employees to act with integrity.

[1] References to "Company" or "Siemens" are to Siemens AG and its subsidiaries.

6 Business Conduct Guidelines, Edition 2009-01

A.3. Responsibility for the Reputation of Siemens

To a substantial degree, the reputation of Siemens is determined by our actions and by the way each and every one of us presents and conducts himself/herself. Illegal or inappropriate behavior on the part of even a single employee can cause the Company considerable damage.

Every employee should be concerned with maintaining and promoting the good reputation of Siemens in the respective country.

A.4. Management, Responsibility and Supervision

The culture of integrity and compliance in an organization starts at the top. All managers must fulfill their duties of organization and supervision. All managers bear responsibility for all employees entrusted to them. All managers must earn respect by exemplary personal behavior, performance, openness, and social competence. This means, among other things, that each manager must emphasize the importance of ethical conduct and compliance, make them regular topics of everyday business and promote them through personal leadership and training. Each manager must also set clear, ambitious and realistic goals and lead by example.

Managers should permit their employees as much individual responsibility and leeway as possible, while making it clear that compliance is required under all circumstances, at all times. All managers shall also be accessible in case employees wish to raise compliance concerns, ask questions or discuss a professional or personal problem.

These responsibilities of managers do not relieve employees of their own responsibilities. We must all work together to comply with applicable laws and Siemens policies. These specific manager responsibilities are listed here to give employees an idea of the leadership and support they should expect from their superiors.

It is the responsibility of all managers to see to it that there are no violations of laws within their area of responsibility that proper supervision could have prevented. They still remain responsible, even if they delegate particular tasks.

In particular, the following duties apply to managers:

1. The manager must carefully select employees based on their personal and professional qualifications and suitability. The duty of due care increases with the significance of the task the employee must perform (duty of selection).

2. The manager must give precise, complete and binding instructions to employees, especially with regard to compliance with the law (duty to give instructions).

3. The manager must ensure that compliance with the law is continuously monitored (duty of monitoring).

4. The manager must clearly communicate to employees the importance of integrity and compliance in everyday business. He/she must also communicate that violations of the law are unacceptable and will have employment consequences (duty of communication).

Business Conduct Guidelines, Edition 2009-01 7

B. Treatment of Business Partners and Third Parties

SIEMENS
Global presence – basis for competitiveness

B.1. Fair Competition and Anti-Trust Laws

Fair competition permits markets to develop freely – with attendant social benefits. Accordingly, the principle of fairness also applies to competition for market share.

Every employee is obliged to abide by the rules of fair competition.

Anti-trust evaluation can be difficult, particularly because the rules can differ from country to country and from case to case. For example, in many places special anti-trust law requirements apply to large companies.

Here are examples of the types of behavior that can lead to a violation of anti-trust laws. Employees may not:

- talk to competitors about prices, output, capacities, sales, bids, profits, profit margins, costs, methods of distribution or any other parameter that determines or influences the Company's competitive behavior with the aim to solicit parallel behavior from the competitor,

- enter into an agreement with a competitor not to compete, to restrict dealings with suppliers, to submit bogus offers for bidding or to divide up customers, markets, territories or production programs,

- have any influence on the resale prices charged by our purchasers, or attempt to make them restrict the export or import of goods supplied by Siemens.

Moreover, employees may not obtain competitive intelligence by using industrial espionage, bribery, theft or electronic eavesdropping, or communicate knowingly false information about a competitor or its products or services.

8 Business Conduct Guidelines, Edition 2009-01

B.2. Anti-Corruption: Offering and Granting Advantages

We compete fairly for orders with the quality and the price of our innovative products and services, not by offering improper benefits to others. As a result, no employee may directly or indirectly offer, promise, grant or authorize the giving of money or anything else of value to a government official to influence official action or obtain an improper advantage. The same applies to a private commercial counterparty in a business transaction in consideration for an improper advantage. Any offer, promise, grant or gift must comply with applicable laws and Siemens' policies, and must not raise an appearance of bad faith or unsuitableness. This means that no such offer, promise, grant or gift may be made if it could reasonably be understood as an effort to improperly influence a government official or as a bribe to a commercial counterparty to grant Siemens a business advantage.

The term *government official* is defined broadly to include officials or employees of any government or other public body, agency or legal entity, at any level, including officers or employees of stateowned enterprises and public international organizations. It also includes candidates for political office, political party officials and employees, as well as political parties.

In addition, employees may also not give money or anything of value *indirectly* (for example, to a consultant, agent, intermediary, business partner or other third party) if the circumstances indicate that all or part of may possibly be directly or indirectly passed on to a government official to influence official action or obtain an improper advantage or to a private commercial counterparty in consideration for an unfair advantage in a business transaction.

For that reason, employees responsible for hiring consultants, agents, partners in joint ventures or comparable entities must take action as appropriate to:

- ensure that those third parties understand and will abide by Siemens' anti-corruption policies or comparable equivalents,
- evaluate the qualifications and reputation of such third parties, and
- include appropriate provisions in agreements and contracts designed to protect Siemens.

This applies in particular, but not only if they have contact with government officials on behalf of Siemens.

Finally, each investment decision made by the Company – whether it is the purchase of a controlling interest in a company or a minority interest, or a joint venture arrangement – must be based on a prior compliance check.

Business Conduct Guidelines, Edition 2009-01 9

B.3. Anti-Corruption: Demanding and Accepting Advantages

Employees are not permitted to use their jobs to solicit, to demand, accept, obtain or be promised advantages. This does not apply to the acceptance of occasional gifts of purely symbolic value or meals or entertainment reasonable in value that are consistent with local customs and practices and Siemens policies. Any other gifts, meals or entertainment must be refused.

B.4. Political Contributions, Charitable Donations and Sponsoring

Siemens does not make political contributions (donations to politicians, political parties or political organizations).

As a responsible member of society, Siemens makes monetary or product donations for education and science, art and culture, and social and humanitarian projects. Sponsorships for which Siemens receives advertising are not considered donations, nor are contributions to industry associations or fees for memberships in organizations that serve business interests.

Some donations are always prohibited, including donations

1. to individuals and for-profit organizations,
2. paid to private accounts,
3. to organizations whose goals are incompatible with Siemens' corporate principles, or
4. that would damage Siemens' reputation.

All donations must be transparent. This means, among other things, that the recipient's identity and planned use of the donation must be clear and the reason and purpose for the donation must be justifiable and documented. Quasi-donations, meaning donations which appear to be compensation for a service but are substantially larger than the value of the service, are prohibited as violating the principles of transparency.

10

Business Conduct Guidelines, Edition 2009-01

Sponsoring means any contribution in money or in kind by Siemens towards an event organized by a third party in return for the opportunity to advertise the Siemens brands by, for example, displaying the Siemens logo, being mentioned in the opening or closing addresses, or the participation of a speaker on a discussion panel, as well as tickets to the event.

HEALTH CARE CENTER

All sponsoring contributions must be transparent, pursuant to written agreement, for legitimate business purposes, and commensurate with the consideration offered by the event host.

Contributions may not be promised, offered or made to secure unjustified competitive advantages for Siemens or for other improper purposes, and they may not be made towards events organized by individuals or organizations that have goals incompatible with Siemens' corporate principles or that would damage Siemens' reputation.

B.5. Government Procurement

Siemens competes for contracts from government entities and government-owned businesses around the world. In all of Siemens' dealings and interactions with governments, we act in a manner that is transparent, honest and accurate.

We comply with all applicable laws and regulations related to government procurements, including laws prohibiting efforts to improperly influence government officials.

B.6. Anti-money Laundering

Money laundering is the process of disguising the nature and source of money connected with criminal activity – such as terrorism, drug trafficking or bribery – by integrating dirty money into the stream of commerce so that it appears legitimate or its true source or owner cannot be identified.

It is Siemens' objective to conduct business with reputable customers, consultants and business partners who are involved in lawful business activities and whose funds are derived from legitimate sources. We do not facilitate money laundering. All employees must abide by applicable anti-money laundering laws and Siemens' procedures, such as finavigate®, designed to detect and deter suspicious forms of payment or customers or other transactions that could involve money laundering. To avoid problems in this area, employees must be attentive to and report suspicious behavior by customers, consultants and business partners. Employees must also follow all accounting, record-keeping and financial reporting requirements applicable to cash and payments in connection with other transactions and contracts.

Business Conduct Guidelines, Edition 2009-01 11

B.7. Trade Controls

Siemens complies with applicable export controls and customs laws and regulations in the countries where it does business. Export controls generally apply to the transfer of goods, services, hardware, software or technology across certain national borders, including by email. Export control laws may be triggered in connection with direct or indirect exports to or imports from sanctioned countries or parties, who, for example, may be designated based on national security grounds or because of participation in criminal activity. Violations of these laws and regulations may lead to serious penalties, including fines and governmental withdrawal of simplified import and export procedures (interruption of seamless supply chain).

Employees involved in the import and export of goods, services, hardware, software or technology as described above must follow applicable economic sanctions, export control and import laws and regulations and any related policies and procedures established by the business in which they work.

B.8. Working with Suppliers

Siemens as a company expects its suppliers to share Siemens' values and comply with all applicable laws. Furthermore, Siemens expects its suppliers to act in accordance with the following principles, similarly adopted by Siemens, concerning responsibilities vis-à-vis stakeholders and the environment:

- Comply with all applicable laws,
- prohibit corruption,
- respect basic human rights of employees,
- comply with laws prohibiting child labor,
- take responsibility for the health and safety of their employees,
- act in accordance with applicable statutory and international standards regarding environmental protection, and
- promote compliance among their suppliers with Siemens' *Code of Conduct for Suppliers.*

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Business Conduct Guidelines, Edition 2009-01

CC/100/39
موانئ دبي العالمية
CC/100/40
موانئ دبي العالمية

Business Conduct Guidelines, Edition 2009-01 13

C. Avoiding Conflicts of Interest

It is the duty of Siemens employees to make business decisions in the best interest of Siemens, not based on their own personal interests. Conflicts of interest arise when employees engage in activities or advance personal interests at the expense of Siemens' interests.

Employees must inform their supervisor of any personal interest they could possibly have in connection with the execution of their professional duties.

Employees are not permitted to use, for their own personal contracts or orders, companies with which they have business dealings as part of their activities for Siemens if they could derive any advantage from the personal contract or order. This is particularly applicable if the employee exercises or is capable of exercising a direct or indirect influence upon whether that company receives a contract from Siemens.

A conflict can take the form of a business relationship with, or an interest in, a competitor or customer of Siemens, or participation in sideline activities that prevent employees from being able to fulfill their responsibilities at Siemens. It is important that all employees recognize and avoid conflicts of interest, or even the appearance of a conflict of interest, as they conduct their professional activities.

C.1. Competing with Siemens

An employee may not operate or assist a company that competes with Siemens or engage in any competing activities.

C.2. Sideline Work

Employees may not engage in sideline work that competes with Siemens. Before employees may engage in other sideline work for remuneration they must notify Siemens and seek written permission. Occasional writing activities, lectures, and comparable occasional activities are not considered sideline work. Permission will not be granted if it is detrimental to the interests of Siemens. Permission may be refused if employees have dealings in the course of their official Siemens' duties with the company in question. Previously granted permission may be revoked on these grounds as well.

C.3. Interests in Third Companies

Employees who directly or indirectly hold or acquire a stake in a competitor company, must disclose this fact to their personnel department if this stake gives them the opportunity to exert influence on the management of that company. It can be assumed, as a general rule, that the possibility of exerting influence on the management exists when a stake exceeds 5 % of a competitor company's total capital.

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Business Conduct Guidelines, Edition 2009-01

Employees who directly or indirectly hold or acquire an interest in a Siemens business partner or a company in which Siemenshas ownership shares also have to disclose this fact to the personnel department responsible, if they have dealings with the business partner or company in the course of their official duties or if they will hold a position in that company. For shares in listed companies, this applies only if the interest exceeds 5 % of total equity.

Once an interest in a third company has been disclosed, the Company may take suitable measures to eliminate any conflict of interest.

Business Conduct Guidelines, Edition 2009-01 15

D. Handling of Company Property

There are many devices and pieces of equipment in Siemens offices and workshops, such as telephones, copying machines, computers, software, Internet/Intranet, machines and other tools, including e-mail and answering machine systems. These are only to be used for Company business and not for personal gain. Exceptions, and payment if applicable, can be agreed upon locally, provided that the use of Siemens property does not:

- relate to any illegal activity,
- cause an actual or perceived conflict of interest, or
- lead to significant added costs, disruption of Siemens business or other adverse effects for the Company, including by interfering with an employee's assigned duties or the assigned duties of other employees.

In no case may information be retrieved or transmitted that furthers or incites racial hatred, glorification of violence or other criminal acts, or contains material which is sexually offensive within the respective culture.

Employees are not permitted without the consent of their supervisor to make records, files, video or audio recordings, or reproductions using Siemens equipment or facilities if the activity is not directly related to Company business.

16 Business Conduct Guidelines, Edition 2009-01

E. Handling of Information

E.1. Records and Financial Integrity

Open and effective communication requires accurate and truthful reporting. This applies equally to relationships with investors, employees, customers and business partners, as well as with the public and all governmental offices.

Siemens is also required to maintain sound processes and controls so that transactions are executed according to management's authorization. Siemens must also prevent and detect unauthorized use of Siemens assets. All Siemens employees are required to make sure that the Siemens books and records they create or are otherwise responsible for are:

- complete,
- accurate,
- honestly reflect each transaction or expenditure, and
- are timely and in accordance with applicable accounting rules and standards whether or not the information will be included in a public filing or provided to a government agency. Such books and records include all data, certifications and other written materials provided for financial reporting and disclosure purposes as well as materials collected for other purposes. These also include internal expense records (such as expense account reports).

E.2. Confidentiality

Confidentiality must be maintained with regard to Siemens' internal confidential or proprietary information that has not been made known to the public. Nonpublic information from or concerning suppliers, customers, employees, agents, consultants and other third parties must also be protected in accordance with legal and contractual requirements.

Confidential or proprietary information may include, in particular:

- details concerning a company's organization and equipment, prices, sales, profits, markets, customers and other matters of business,
- information on manufacturing or research and development, and
- internal reporting figures.

The obligation to maintain confidentiality extends beyond the termination of the relevant relationship, since the disclosure of confidential information could cause harm to Siemens' business, clients or customers no matter when it is disclosed.

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E.3. Data Protection and Data Security

Access to the Intranet and Internet, worldwide electronic information exchange and dialogue, and electronic business dealings are all crucial to the effectiveness of each and every one of us, and for the success of the business as a whole. However, the advantages of electronic communication are tied to risks in terms of personal privacy protection and data security. Effective foresight with regard to these risks is an important component of information technology management, the leadership function, and also the behavior of each individual.

Personal data may only be collected, processed, or used insofar as it is necessary for pre-determined, clear, and legitimate purposes. In addition, personal data must be maintained in a secure manner and appropriate precautions should be taken when transmitting it. High standards must be ensured with regard to data quality and technical protection against unauthorized access. The use of the data must be transparent for those concerned and the rights of those concerned must be safeguarded with regard to use and correction of information and, if applicable, to objections pertaining to blocking, and deletion of information.

In some jurisdictions (such as the European Union) there are strict laws and regulations pertaining to the collection and use of personal data, including data on others, such as customers or business partners. All employees must abide by such laws, to the extent they are applicable, to protect the privacy of others.

E.4. Insider Trading Rules

People who have inside information with regard to Siemens or another company, such as a customer, supplier or joint venture partner whose securities are admitted to trading on a stock exchange or an organized securities market, are not allowed to trade in these companies' securities or in financial instruments the prices of which depend directly or indirectly on these companies' securities (insider securities).

Inside information is any specific information which is not public knowledge relating to Siemens or such other issuer of insider securities, which, if it became publicly known, would likely have a significant effect on the price of the insider security. Such likelihood exists if a reasonable investor would view the information as likely to have an impact on the price of the security. It would also exist if a reasonable investor would take the information into account in making an investment decision.

Inside information may be acquired as a result of an employee's position and responsibilities or inadvertently, and includes non-public information about such things as:

- financial results,
- financial plans or budgets,
- dividend changes,
- significant mergers or acquisitions,
- divestitures,
- particularly important contract awards or strategic plans,
- major developments in litigation,
- technical or product developments,
- major management changes, joint ventures and major business agreements, or
- business relationships.

In order to avoid even the appearance of a violation of the insider trading rules by the members of the uppermost management level, these individuals may generally effect no transactions in Siemens' securities in the time from two weeks prior to the end of a quarter or fiscal year until two days subsequent to publication of quarterly or fiscal-year-end results.

Business Conduct Guidelines, Edition 2009-01 19

The same applies to employees of Siemens whose activities or function gives them access to financial results or other material information that is not yet public. Inside information must not be disclosed or made available to a third party without authority to do so.

The disclosure of inside information is unauthorized whenever it is made outside the normal scope of an insider's work functions or professional duties, or in fulfilling other duties on behalf of the issuer. This applies both to information disclosed within Siemens and to information disclosed outside Siemens, including to journalists, financial analysts, customers, consultants, family members, or friends. Furthermore, employees must always make sure that insider-relevant information is secured or kept under lock and key so that unauthorized persons cannot gain access to it.

Persons who have inside information are not allowed to recommend that a third party acquire or dispose securities for which that information is relevant, or to otherwise induce a third party to do so.

Managers can be held personally liable for damages in some cases if an employee violates insider trading rules and proper supervision could have prevented the violation.

Additional or special insider trading rules and local law have to be complied with, as applicable.

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F. Environment, Safety and Health

F.1. Environment and Technical Safety

Protecting the environment and conserving natural resources are high priorities for our Company. Through management leadership and employee commitment, Siemens strives to conduct its operations in a manner that is safe for the environment and continually improves environmental performance. A worldwide environmental management system has been implemented by Siemens to ensure observation of the law and sets high standards for this purpose. Beginning at the product development stage, environmentally compatible design, technical safety and health protection are fixed as targets.

All employees must contribute to these goals through their own behavior.

F.2. Work Safety

Protecting the health and safety of employees in the workplace is a high priority for Siemens. It is the responsibility of everyone to foster Siemens' efforts to conduct its operations in a safe manner. The responsibility vis-à-vis employees requires the best possible accident-prevention measures, and applies to:

- the technical planning of workplaces, equipment and processes,
- safety management, and
- personal behavior in the everyday workplace.

The work environment must conform to the requirements of health-oriented design.

All employees must constantly be attentive to work safety.

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Business Conduct Guidelines, Edition 2009-01

G. Complaints and Comments

All employees may lodge a complaint with their supervisor, their compliance officer, personnel manager or some other person/unit designated for this purpose or with an existing internal works council.

Circumstances which point to a violation of the Business Conduct Guidelines are to be reported to the Chief Compliance Officer, the Compliance Officer responsible for the Sector, Division, Regional or Corporate Units, the *Tell Us* Helpdesk or the Siemens Ombudsman.

There is a special process for handling complaints related to accounting practices.

All complaints can be submitted both confidentially and anonymously, and all complaints will be investigated. Corrective measures will be implemented if necessary.

All documentation will be kept confidential to the extent permitted by law. No reprisal of any kind against complainants will be tolerated.

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H. Compliance Implementation and Monitoring

GERMANY

The management of Siemens throughout the world shall actively foster the widespread distribution of the Business Conduct Guidelines and see to it that they are implemented.

Compliance with the law and observance of the Business Conduct Guidelines shall be monitored worldwide in all Siemens companies on a regular basis. This shall be done in accordance with applicable national procedures and legal provisions.

An extensive compliance organization is in place at the level of Siemens, the Sectors, Divisions and Regions to ensure that the Siemens compliance program is enforced.

Business Conduct Guidelines, Edition 2009-01 25

Further Information and Contacts

Integrity is at the heart of all our actions. These Guidelines define what integrity means for our business. But they can't tell the whole story or answer every question.

Siemens' **Compliance Intranet** Web Site ▶ *https://intranet.siemens.com/en/compliance/index.php* provides additional information – including company-wide, frequently asked questions, training materials and other aids – that add content-related specifics to these Guidelines.

If a Siemens employee is not sure what the right thing to do is in a specific case, there are many sources of information available to help, including the employee's supervisor, Sector, Division, Regional or Corporate Compliance Officer and the **Compliance Helpdesk's Ask Us,** which is available on the Siemens Intranet ▶ *https://intranet.siemens.com/en/compliance/tools/ask_us.htm*

Moreover, if an employee has discovered a case of possible misconduct, various options are available to report it. These include not only an employee's supervisor and compliance officer but also the **Compliance Helpdesk's Tell Us,** now available 24/7 by phone and external Internet, and the **Siemens Ombudsman.** ▶ *https://intranet.siemens.com/en/compliance/organization/ombudsman.htm*

26 Business Conduct Guidelines, Edition 2009-01

Appendix

Conventions and Recommendations of International Organizations

In addition to the laws and regulations of individual countries, there are a number of Conventions and Recommendations from international organizations which are noteworthy. Although these documents are primarily addressed to Member States and not directly to companies, they nevertheless function as important guidelines for the conduct of multinational companies and their employees. Siemens supports the requirements of these conventions and recommendations.

Siemens is a member of the United Nations Global Compact and regards its ten principles, as well as the rules laid down in the framework agreement of the International Metalworkers´ Federation (IMF), as binding for the entire Company. Otherwise, the Company´s internal arbitration arrangements apply.

Siemens is also committed to embracing, supporting and enacting, within its further sphere of influence, the set of core values in the areas of human rights, labor standards, the environment, and anticorruption included therein as an integral part of its business strategy and operations.

In line with its Global Compact commitment Siemens therefore expects its employees, suppliers and business partners around the globe to recognize and apply particularly the standards of the:

- Universal Declaration of Human Rights (1948) and European Convention for the Protection of Human Rights and Fundamental Freedoms (1950)

- ILO (International Labor Organization) Tripartite Declaration of Principles concerning Multinational Enterprises and Social Policy (1977) and ILO Declaration on Fundamental Principles and Rights at work (1998) (specially with following issues: elimination of child labor, abolition of forced labor, prohibition of discrimination, freedom of association and right to collective bargaining)

- OECD Guidelines for Multinational Enterprises (2000)

- Agenda 21 on Sustainable Development (final document of the basic UN-conference on environment and development, Rio de Janeiro (1992)

- UN Convention Against Corruption (2005)

Business Conduct Guidelines, Edition 2009-01 27

Imprint

Publisher:
Siemens AG
Legal and Compliance
Wittelsbacher Platz 2
80333 München

For the publisher:
Dr. Klaus Moosmayer

Further information and requests:
Siemens Compliance Helpdesk
askus.compliance@siemens.com

Edition:
January 2009

Editorial Office:
Siemens L GF

Copyrights:
All rights, also that of translation, reprint and copy or parts thereof are reserved. No part of this work may be duplicated, reproduced, processed, distributed or published in any form (photo copy, CD-ROM, electronically, etc.) without the written consent of CSP. Changes to graphics must be approved.

This document will not be recalled in the event of any alterations.

www.siemens.com

ANNEX E: Performance Security—Letter of Credit Form

Issue date:

L/C No.:

Dresser-Rand Company

{Beneficiary Full Name/Address}

Currency & Amount: ------------------------------------

Gentlemen:

We have issued our irrevocable standby letter of credit no. --------in your favor up to an aggregate amount of--------{currency and amount in words/numbers}_____ expiring at our counters with our close of business on __________ (the expiry date).

This letter of credit is available with ---------{issuing bank}------- against presentation of your draft(s) at sight on------------ when accompanied by the document indicated below.

Beneficiary’s dated statement purportedly signed by one of its authorized representatives stating:

“The amount of this drawing represents a sum due us under your letter of credit number -------------We hereby demand payment of ------------------{currency and amount}. (Applicant)------------- is in breach of their contractual performance obligations under the Contract/Purchase Order No. ---------- for the supply of------------------{insert brief description of goods}”

This letter of credit sets forth in full the terms of our Undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any note, document, instrument or agreement referred to herein or in which this letter of credit is referred to or to which this Letter of credit relates, and any such reference shall not me deemed to incorporate herein by reference any such note, document, instrument or agreement.

We hereby engage with you to honor your document(s) as specified above, drawn under and in compliance with the terms and conditions of this standby, if presented as specified herein on or before the stated expiration date.

Any demand made under and in compliance with the terms and conditions of this standby will be duly honored if received at our above-mentioned office on or prior to the Expiry Date of this Letter of Credit.

Except as otherwise expressly stated herein, this Letter of Credit is subject to ISP98 International Chamber of Commerce, Publication No. 590 and engages us in accordance with the terms thereof and as to matters not addressed by ISP98 shall be governed and construed in accordance to the laws of State of New York and applicable U.S. federal law.

Annex E

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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